Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and between

Nexen Petroleum Offshore U.S.A. Inc.

as Seller

and

EPL OIL & GAS, INC.

as Buyer

Dated as of December 31, 2013

5.1	Organization of Buyer	25
5.2	Authorization; Enforceability	26
5.3	No Conflict; Consents	26
5.4	Litigation	26
5.5	Securities Law Compliance	26
5.6	Approvals	26
5.7	Exempt Person	27
5.8	Bankruptcy	27
Article 6	Covenants	27
6.1	Conduct of Business	27
6.2	Access to Information and the Assets	28
6.3	Regulatory Filings	29
6.4	Books and Records	29
6.5	Nexen Marks	29
6.6	Further Assurances	29
6.7	Fees and Expenses	29
6.8	Non‑Negotiation	30
6.9	Assumed Obligations; Retained Obligations	30
6.10	Suspense Funds	30
6.11	Seller Bonds, Letters of Credit, and Guarantees	30
6.12	Conveyances	30
6.13	Operatorship Matters	31
6.14	FCC Matters	31
6.15	Cooperation	31
6.16	Reprocessed Seismic Data	32
6.17	Financial Statements; Relevant Cooperation	32
Article 7	Tax Matters	32
7.1	Responsibility for Filing Tax Returns and Paying Taxes	32
7.2	Responsibility for Tax Audits and Contests	33
7.3	Cooperation on Tax Returns and Tax Proceedings	34
7.4	Tax Refunds	34
7.5	Transfer Taxes	34
7.6	Post-Closing Actions	34
7.7	Absence of Limitations	34
Article 8	Title Matters	35
8.1	Review of Title Records	35
8.2	Special Warranties of Title	35
Article 9	Environmental Matters	35
9.1	Environmental Assessment	35
9.2	WAIVER	35

Article 10	Conditions to Closing; Closing Deliverables	35

2

10.1	Conditions of Buyer to Closing	35
10.2	Closing Deliverables by Seller	36
10.3	Conditions of Seller to Closing	.7
10.4	Closing Deliverables by Buyer	37
10.5	Post-Closing Third Party Consent.	38
Article 11	Indemnification and Waivers	38
11.1	Indemnification	38
11.2	Limitations on Liability	38
11.3	Procedures	40
11.4	Waiver of Consequential Damages	42
11.5	Waivers and Disclaimers	42
11.6	Exclusive Remedy and Release	44
11.7	Express Negligence Rule	44
Article 12	Termination	44
12.1	Termination	44
12.2	Effect of Termination	45
Article 13	Governing Law; Venue	46
13.1	Governing Law	46
13.2	Venue	46
13.3	Waiver of Trial by Jury	46
Article 14	Other Provisions	47
14.1	Notices	47
14.2	Assignment	47
14.3	Like‑Kind Exchange	47
14.4	Rights of Third Parties	48
14.5	Counterparts	48
14.6	Entire Agreement	48
14.7	Disclosure Schedules	48
14.8	Amendments	49
14.9	Publicity	49
14.10	Severability	49
14.11	Waivers	49
14.12	Specific Performance	49
14.13	Confidentiality Agreement	50

3

List of Exhibits and Schedules

Exhibits:

Exhibit A-1	Leases
Exhibit A-2	Unit
Exhibit A-3	Wells
Exhibit A-4	Platforms, Structures and other Facilities
Exhibit A-5	Pipelines and other Flowlines
Exhibit B	Form of Assignment
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of FIRPTA Certificate
Exhibit E	Form of Reprocessed Data License Agreement

Schedules:

Schedule 1(a)	Seller Knowledge Individuals
Schedule 1(b)	Buyer Knowledge Individuals
Schedule 4.5	Litigation
Schedule 4.7	Taxes
Schedule 4.8	Contracts
Schedule 4.9	Imbalances
Schedule 4.10	Suspense Funds
Schedule 4.12	Delivery of Hydrocarbons
Schedule 4.13	Compliance with Laws and Leases
Schedule 4.14	Environmental Matters
Schedule 4.15	Consents and Preferential Rights
Schedule 4.16	Decommissioning Obligations
Schedule 4.17	Payout Status
Schedule 4.19	Downed Structures
Schedule 6.1(a)	Operations Before Closing
Schedule 6.1(b)(v)	Required Transfers
Schedule A	A2 AFE
Schedule B	Compressor AFE
Schedule FCC	FCC Licenses

4

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of December 31, 2013, is by and between Nexen Petroleum Offshore U.S.A. Inc., a Delaware corporation (“Seller”), and EPL Oil & Gas, Inc., a Delaware corporation (“Buyer”).    Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

WHEREAS, Seller owns certain Assets (as defined hereafter) and desires to sell such Assets to Buyer, and Buyer desires to purchase such Assets from Seller, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, for the monetary consideration hereinafter set forth, and subject to the terms and provisions herein contained, the Parties agree as follows:

Article 1. Definitions and Rules of Construction
1.1 Definitions.

Capitalized terms used throughout this Agreement and not defined in this Section 1.1 have the meaning ascribed to them elsewhere in this Agreement or in the Schedules or Exhibits hereto. As used herein, the following terms shall have the following meanings:

“A2 AFE” means the AFE that is attached to this Agreement as Schedule A.

“A2 Excess Amount” is defined in Section 3.11(a).

“A2 Shortfall Amount” is defined in Section 3.11(a).

“Abandoned Properties” means those wells, pipelines, platforms and facilities in which Seller owned an interest prior to the Closing and located on or within the Leases or Unit, that have been permanently decommissioned, plugged or abandoned.

“Accounting Referee” is defined in Section 3.8(b).

“Acquisition Transaction” is defined in Section 6.8.

“Adjusted Purchase Price” is defined in Section 3.3.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise.  For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” is defined in the preamble to this Agreement and includes the exhibits and schedules attached hereto.

“Assets” is defined in Section 2.1.

“Assignment Agreements” means the assignments in the forms attached hereto as Exhibits B-1 and B-2.

“Assumed Obligations” means, subject to the proviso contained in this defined term, all Liabilities to the extent arising from or attributable to any of the following:

(a) the P&A Obligations;
(b) the ownership or operation of the Assets with respect to periods on or after the Effective Time;

(a) royalties, overriding royalties or other burdens on production attributable to the sale of Hydrocarbons produced from the Leases or Unit on or after the Effective Time and fees relating thereto (including Liabilities and obligations attributable to claims alleging undervaluation or underpayment thereof or wrongdoing, fault or strict liability relating thereto);

(b) imposed on the lessee, owner or operator of the Assets, or as required by Law or Governmental Authority, with respect to the Assets that are attributable to periods on or after the Effective Time;
(c) all Taxes for which Buyer has agreed to be responsible under this Agreement;
(d) Imbalances, whether arising on, before, or after the Effective Time;
(e) any Suspense Funds (i) that accrue prior to Closing to the extent, but only to the extent, that the Suspense Funds delivered to Buyer include such amount or (ii) that may accrue after Closing; and

(h)the Leases and Contracts with respect to periods on or after the Effective Time;

provided that, Buyer does not assume any Liabilities to the extent that the Buyer Indemnified Parties are entitled to indemnity for such obligations or Liabilities pursuant to Article 11.

“Assuming Indemnifying Party” is defined in Section 11.3(b).

 “BOEM” means the Bureau of Ocean Energy Management.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Indemnified Parties” is defined in Section 11.1(a).

“Buyer’s Closing Certificate” is defined in Section 10.4(c).

“C&B Excess Amount” is defined in Section 3.11(b).

“C&B Shortfall Amount” is defined in Section 3.11(b).

“Claim Notice” is defined in Section 11.3(a).

“Closing” is defined in Section 3.7.

“Closing Date” is defined in Section 3.7.

“Closing Payment” means the remainder of (a) the Adjusted Purchase Price set forth in the Closing Statement minus (b) the Performance Deposit.

“Closing Statement” is defined in Section 3.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Laws” means the Communications Act of 1934, as amended, and the rules, regulations and published policies of the FCC promulgated pursuant thereto.

“Compressor AFE” means the AFE that is attached to this Agreement as Schedule B.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of September 10, 2013,  by and among Buyer, Nexen Petroleum U.S.A. Inc., a Delaware corporation and Nexen Petroleum Offshore U.S.A. Inc.,  a Delaware corporation,  as amended or otherwise modified.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal Income Tax returns and any similar group under foreign, state or local law.

“Contracts” is defined in Section 2.1(g).

“Deductible” means an amount equal to 1.0% of the Adjusted Purchase Price.

“Direct Claim” is defined in Section 11.3(d).

“Disclosure Schedules” means the schedules attached hereto.

“Dollars” and “$” mean the lawful currency of the United States.

“Easements” is defined in Section 2.1(e).

“Effective Time” means 7:00 a.m. (Central Time) on September 1, 2013.

“Effective Time Straddle Period” means any Tax period that begins before and ends after the Effective Time.

“EI 259 Reduction Amount” is defined in Section 3.11(d).

“Environmental Laws” means all applicable Laws relating to occupational health and safety, the protection of the environment, natural resources, or threatened or endangered species, pollution, or its impacts on human health, including those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof.

“Equipment” is defined in Section 2.1(f).

“Excluded Assets” is defined in Section 2.2.

“Execution Date” means the date on which the last of the Parties executes this Agreement.

“Exempt Person” means any Person that is exempt from the requirements to post with the BOEM a supplemental bond as a result of satisfaction of the conditions that demonstrate financial strength and reliability set forth in the BOEM’s NTL No. 2008-N07 dated August 28, 2008 (as may be amended, supplemented or replaced from time-to-time).

“Facilities” is defined in Section 2.1(f).

“FCC” means the Federal Communications Commission.

“FCC Assignment Applications” is defined in Section 6.14(a).

“FCC Licenses” means the FCC licenses described on Schedule FCC.

“Final Closing Statement” is defined in Section 3.8(c).

“Final Settlement Date” is defined in Section 3.8(a).

“FIRPTA Certificate” is defined in Section 10.2(c).

“Fundamental Representations” means the representations and warranties of Seller set forth in Sections 4.1,  4.2,  4.3,  4.4,  4.5,  4.6 and 4.7.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any federal, state, municipal, local, or similar governmental authority, regulatory or administrative agency, court or arbitral body or any subdivision of any of the foregoing.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws.

“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means all of the oil, liquid hydrocarbons, gas, and any and all other liquid or gaseous hydrocarbons, as well as their respective constituent products (including, without limitation, condensate, casinghead gas, distillate and natural gas liquids), and, to the extent useful for the exploration for and production of the foregoing, any other minerals produced in association therewith (including, without limitation, elemental sulfur, helium, carbon dioxide and other non‑hydrocarbon substances produced in association with any of the above‑described items).

“Imbalance” means over‑production or under‑production or over‑deliveries or under‑deliveries with respect to Hydrocarbons produced from or allocated to any of the Assets, regardless of whether such over‑production or under‑production or over‑deliveries or under‑deliveries arise at the platform, Well, pipeline, gathering system, transportation or other location.

“Income Tax” or “Income Taxes” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

“Indemnified Party” is defined in Section 11.3(a).

“Indemnifying Party” is defined in Section 11.3(a).

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto and (vi) domain names, Internet addresses and other computer identifiers.

“IRS” means Internal Revenue Service of the United States.

“Knowledge” means, with respect to (a) Seller, the actual knowledge of any individual identified on Schedule 1(a) after reasonable inquiry and (b) with respect to Buyer, the actual knowledge of any individual identified on Schedule 1(b) after reasonable inquiry.

“Law” means any applicable statute, writ, law, rule, regulation, notice to lessee, ordinance, Order, judgment, injunction, award, determination or decree of a Governmental Authority.

“Leases” is defined in Section 2.1(a).

“Liabilities” means any debt, liabilities or obligations of any nature (whether accrued or fixed, absolute or contingent, matured or not matured, determined or determinable, or as a guarantor or otherwise).

“Liens” means liens, pledges, options, claims, charges, mortgages, deeds of trust or security interests, reversionary interests, trust or any other preferential arrangement having the practical effect of any of the foregoing (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof), other encumbrance, defect, irregularity or other rights of any third Person with respect to the applicable property.

“Losses” means any Liabilities, damages, losses, claims, causes of action, payments, charges, judgments, assessments, penalties, fines, awards, settlements, diminutions in value, Taxes, Liens, deficiencies, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses).

“Material Adverse Effect” means, any circumstance, change, effect, condition, development, event or occurrence that, either individually or together with any other circumstance, change, effect, condition, development, event or occurrence, has resulted in, or would be reasonably likely to result in, a reduction in the value of the Assets of $10,000,000 or more;  provided, however, none of the following circumstances, changes, effects, conditions, developments, events or occurrences shall be deemed to constitute, or shall be taken into account in determining whether, a Material Adverse Effect has occurred or would be reasonably likely to occur: (a) any changes in commodity prices or in general conditions in the oil and gas industry; (b) changes, events, effects or developments generally applicable to the oil and gas industry in the Gulf of Mexico provided that such changes, events, effects or developments do not have a disproportionate effect on the Assets, taken as a whole as compared to similarly situated properties and assets in the Gulf of Mexico; (c) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military, terrorist or criminal attack; (d) changes in Law, GAAP, or the interpretation thereof from and after the date hereof; (e) changes or developments in financial or securities markets or the economy in general; (f) any decrease in the market price of any Party’s (or such Party’s parent’s) publicly traded equity securities; or (g) the downgrade in the rating of any debt or debt securities of any Party (or such Party’s parent).

“Mcf” means one thousand (1,000) cubic feet of gas.

“Net Revenue Interest” means the interest in and to all Hydrocarbons produced, saved and sold from or allocated to a lease, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.  The Net Revenue Interest for each Property is identified on the applicable Property Exhibit.

“Nexen Marks” means the names “Nexen” including any variants thereof, and other trademarks, service marks and trade names owned by Seller or any of its Affiliates.

“Non‑Income Tax” or “Non‑Income Taxes” means any Tax other than an Income Tax or Transfer Tax.

“Notice” or “Notices” is defined in Section 14.1.

“Notice of Disagreement” is defined in Section 3.8(a).

“Order” means any order, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency, other Governmental Authority or by any arbitrator.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, partnership agreement, limited liability company agreement, bylaws, operating agreement or similar formation or governing documents and instruments.

“OSFR” means Oil Spill Financial Responsibility.

“OR Aliquot” is defined in Section 6.12(a).

“Outside Date”  is defined in Section 12.1(e).

“P&A Obligations”  means, collectively, Liabilities, regardless of whether such Liabilities or obligations arose or arise on, before, or after the Closing Date, to perform the following plugging, replugging, abandonment, removal, site clearance, site survey, remediation, disposal, and restoration operations, in each case to be conducted in compliance with applicable Laws and contracts, and in a good and workmanlike manner:

(a) to properly plug and abandon and remove, dismantle, decommission and dispose of all wells, structures, platforms, facilities, flow lines, pipelines, any other Equipment located on the Assets;
(b) to replug any well, wellbore, or previously plugged well to the extent drilled in connection with the Leases;
(c) to flush, cap, pickle, bury or remove all flow lines and other pipelines now or hereafter used in connection with the Assets; and
(d) to clean up any Hazardous Substances related to the Assets to the extent required by Law;

provided, that, the “P&A Obligations” shall not include any Liabilities to the extent attributable to any of the Abandoned Properties.

“Party” and “Parties” are defined in the preamble of this Agreement.

“Performance Deposit” is defined in Section 3.4.

“Permitted Encumbrances” means any or all of the following:

(a) lessors’ royalties and any overriding royalties, reversionary interests and other burdens to the extent they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest in a Property below that identified for such Property on the applicable Property Exhibit or increase Seller’s Working Interest in a Property above that identified for such Property on the applicable Property Exhibit without an accompanied proportionate increase in Seller’s Net Revenue Interest in such Property above that identified for such Property on the applicable Property Exhibit;

(f) all leases, unit agreements, pooling agreements, operating agreements, and other contracts, agreements and instruments applicable to the Properties, including the terms and conditions thereof and provisions for penalties, suspensions or forfeitures contained therein, to the extent that any of them do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest in a Property below that identified for such Property on the applicable Property Exhibit or increase Seller’s Working Interest in a Property above that identified for such Property on the applicable Property Exhibit without an accompanied proportionate increase in Seller’s Net Revenue Interest in such Property;

(g) Except as provided in Section 10.5,  third‑party consent requirements, notices, filings, approvals, and similar restrictions (i)  with respect to which waivers or consents are obtained from the appropriate persons prior to the Closing Date or the appropriate time period for asserting the applicable right has expired and which are identified on Schedule 4.15, (ii) that need not be satisfied prior to a transfer, or (iii) that are not applicable to or triggered by the transactions contemplated hereby;

(h) Liens for Taxes not yet delinquent;

(i) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law);

(j) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or other rights or interests contemplated herein if they are customarily obtained subsequent to the sale or conveyance of assets or properties similar to the Assets;

(k) rights of reassignment arising upon final intention to abandon or release the Properties, or any of them;

(l) easements, rights‑of‑way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations or operations on the sea floor or pipelines, to the extent that they do not, individually or in the aggregate, materially detract from the value of or interfere with the ownership, use (or use contemplated by Seller or any of its Affiliates) or present or contemplated operation (if contemplated by Seller or any of its Affiliates) of the Assets subject thereto or affected thereby;

(m) (i) all rights reserved to or vested in any Governmental Authorities to control or regulate (A) any of the Assets in any manner or to assess Taxes with respect to the Assets, or (B) the ownership, use or operation of any of the Assets, or the revenue, income or capital gains with respect thereto, and (ii) all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority;

(n) any Lien, defect, burden or irregularity on or affecting any of the Assets (i) which is expressly waived or assumed in writing by Buyer at or prior to Closing or (ii) otherwise is discharged by Seller or any of its Affiliates at their cost at or prior to Closing;

(o) any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment Laws;

(p) any matters or items (i) identified on the Disclosure Schedules (in each case, as of the Execution Date) or the Property Exhibits and (ii) that do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest in a Property below that identified for such Property on the applicable Property Exhibit or increase Seller’s Working Interest in a Property above that identified for such Property on the applicable Property Exhibit without an accompanied proportionate increase in Seller’s Net Revenue Interest in such Property;

(q) the terms and conditions of this Agreement or any other Transaction Document; and

(r) all other inchoate Liens (including inchoate Liens securing payment of joint interest billings under any joint operating agreement), and all other charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting any of the Assets that (i) would not be considered material and would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties similar to the Assets and applying customary standards in the offshore Gulf of Mexico oil and gas industry, (ii) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the ownership, use (or use contemplated by Seller or any of its Affiliates) or present or contemplated operation (if contemplated by Seller or any of its Affiliates) of the Assets subject thereto or affected thereby, (iii) are not otherwise in the nature of any lien, pledge, mortgage or other instrument that secures currently existing indebtedness or obligations of Seller, and (iv) that do not have the effect, individually or in the aggregate, of reducing Seller’s Net Revenue Interest in a Property below that identified for such Property on the applicable Property Exhibit or increasing Seller’s Working Interest in a Property above that identified for such Property on the applicable Property Exhibit without an accompanied proportionate increase in Seller’s Net Revenue Interest in such Property above that identified for such Property on the applicable Property Exhibit.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Post‑Effective Time Tax Period” means a taxable period other than an Effective Time Straddle Period that begins at or after the Effective Time.

“Pre‑Effective Time Tax Period” means a taxable period other than an Effective Time Straddle Period that ends at or prior to the Effective Time.

“Proceeding” means any action, complaint, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, inquiry, investigation, examination, audit or dispute, whether civil, criminal, administrative or otherwise, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Properties” means, collectively, the Leases, Wells and the Unit.

“Property Exhibits” means Exhibits A‑1,  A-2 and A‑3.

“Purchase Price” is defined in Section 3.1.

“Reasonable Efforts” means commercially reasonable efforts, including de minimis expenditures of money.

“Records” is defined in Section 2.1(h).

“Referee’s Closing Statement” is defined in Section 3.8(b).

“Release” means any spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, or dispersal on or into the soil, land, surface, subsurface strata, surface waters, groundwaters, stream sediments, ambient and other air, atmosphere, plant and animal life, or other environmental medium or natural resource or into or out of any Asset.

“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents, investors or advisors (including attorneys, accountants, consultants, bankers and financial advisors) and any representatives of those advisors.

“Reprocessed Seismic Data” means the rights in respect of the reprocessed geophysical data as described in the Reprocessed Data License Agreement.

“Requisite Financial Statement Information” is defined in Section 6.17.

“Retained Litigation” means all Proceedings identified or that should have been identified on Schedule 4.5.

“Retained Obligations” means all of the following Liabilities to the extent arising from or attributable to any of the following:

(a) the ownership or operation of the Excluded Assets prior to, on or after the Closing, including to the extent related to such Excluded Assets, (i) Third Party Claims relating to: (A) injury, illness or death of any person, (B) damages to or loss of any property or resources, (C) breach of contract, (D) common law causes of action such as active or passive, sole, concurrent or comparative negligence or gross negligence, strict liability, nuisance or trespass, (E) statutory causes of action and (F) violation of Law, even if caused in whole or in part by the negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence or gross negligence), strict liability, or other legal fault of any Person indemnified hereunder and (ii) tax claims or disputes;

(s) all Taxes for which Seller has agreed to be responsible under this Agreement;

(t) the disposal or transportation of any Hazardous Substances from any of the Assets to any location not on the Assets or lands unitized therewith with respect to periods of time prior to the Closing;

(u) royalties, overriding royalties or other burdens on production attributable to the sale prior to the Effective Time of Hydrocarbons and fees relating thereto (including Liabilities attributable to claims alleging undervaluation or underpayment thereof or wrongdoing, fault or strict liability relating thereto) relating to the Assets;

(v) the Retained Litigation;

(w) the ownership or operation of the Assets with respect to periods of time prior to the Effective Time, except to the extent such Liabilities (1)  arise from or are attributable to P&A Obligations or Imbalances, or (2) are waived or disclaimed pursuant to Sections 8.1, 9.2 or 11.5(b), (c) or (d);

(x) Suspense Funds that accrue prior to Closing to the extent that the Suspense Funds delivered to Buyer do not include such amount;
(y) the Abandoned Properties;

(z) fines, penalties or other similar monetary obligations (including, but not limited to, interest on such amounts) levied by any Governmental Authority arising out of the ownership and operation of the Assets prior to the Closing;

(aa) the Leases and Contracts with respect to periods prior to the Effective Time, except to the extent such Liabilities (1)  arise from or are attributable to P&A Obligations or Imbalances, or (2) are waived or disclaimed pursuant to Sections 8.1, 9.2 or 11.5(b), (c) or (d);

(bb) the “G-Platform”, the removal thereof, and all wells and equipments associated therewith; and

(cc) Seller’s employees.

“Revised Closing Statement” is defined in Section 3.8(a).

“Schedule 4.15 Contract” is defined in Section 10.5.

“Seller”  is defined in the preamble to this Agreement.

“Seller Indemnified Parties” is defined in Section 11.1(b).

“Seller Liability Cap” is defined in Section 11.2(b).

“Seller Ownership Period”  means, with respect to any Asset, a period beginning at and including the point in time at which Seller or any of its past or prior Affiliates first owned or acquired an interest in such Asset and ending on and including the date of Seller’s representation and warranty regarding such Asset.

“Seller’s Closing Certificate” is defined in Section 10.2(d).

“SM Excess Amount” is defined in Section 3.11(c).

“SM Shortfall Amount” is defined in Section 3.11(c).

 “Suspense Funds” means proceeds of production, and penalties and interest with respect thereto, payable to Third Parties but held in suspense by Seller as operator of any of the Properties.

“Tax” or “Taxes” means (a) all federal, state, local and foreign taxes, assessments, charges, duties, fees, levies, imposts, unclaimed property and escheat obligations or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, modified gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, production, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add‑on, value‑added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind; (b) all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to any item described in clause (a); and (c) any liability for any item described in clauses (a) or (b), payable by reason of contract, assumption, transferee or successor liability, as a result of being a member of a Consolidated Group for any period, by operation of Law or otherwise, and in each case whether disputed or otherwise.

“Tax Audit” is defined in Section 7.2(b).

“Tax Return” or “Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information return, or other filing provided to any Governmental Authority with respect to Taxes, including any schedules or attachments thereto and any amendment thereof.

“Third Party” means any Persons other than Seller, Buyer or any of their respective Affiliates.

“Third Party Claim” is defined in Section 11.3(a).

“Third Party Operator” means any Person that is the designated operator of any of the Assets other than Seller, any Affiliate of Seller or any Person that is a party to a contract operating agreement or similar agreement with Seller or any of its Affiliates.

“Transaction Documents” means this Agreement, the Assignment Agreements, the Transition Services Agreement, the Seller’s Closing Certificate, the Buyer’s Closing Certificate, the FIRPTA Certificate, each other document, certificate or instrument required to be executed and delivered by the Parties to consummate the transactions contemplated hereby, and any other agreement that Buyer and Seller deem to be a Transaction Document in writing.

“Transfer Taxes” is defined in Section 7.5.

“Transition Services Agreement” means a transition services agreement substantially in the form of Exhibit C attached hereto.

“Unit” is defined in Section 2.1(b).

“Wells” is defined in Section 2.1(c).

 “Working Interest” means the interest in and to a lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such lease, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.  The Working Interest for each Property is identified on the applicable Property Exhibit.

4.2 Rules of Construction.

(a) All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and Schedules and Exhibits to, this Agreement, unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) Unless otherwise indicated, with respect to Seller, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of Seller with respect to the Assets, other than the operations and business conducted with respect to the Excluded Assets.

(c) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words “include”, “includes” or “including”

do not limit the preceding terms and shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  The term “or” is not exclusive.

(d) The terms “day” and “days” mean and refer to calendar day(s).  The terms “year” and “years” mean and refer to calendar year(s).  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be deferred until the next Business Day.

(e) Seller and Buyer have each participated in the negotiation and drafting of this Agreement and if an ambiguity should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement.

(f) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(g) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.
Article 2. Purchase and Sale of Assets

2.1 Purchase and Sale of the Assets.  Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller at the Closing, but effective as of the Effective Time, all of Seller’s right, title and interest in and to the following, other than the Excluded Assets:

(a) the oil, gas and mineral leases described on Exhibit A-1 (the “Leases”) and all rights incident to the Leases, including, without limitation all rights with respect to the use and occupation of the surface and subsurface depths under the Leases;

(b) the unit approved on March 19, 1971 and described in the Unit Agreement identified as Contract No. 14-08-0001-12321 on Schedule 4.8 and described on Exhibit A-2 (the “Unit”);

(c) all producing, non-producing, shut in, or temporarily plugged and abandoned oil, gas, disposal or other wells located on the Leases or the Unit described on Exhibit A-3, and all wellbores spudded after the Execution Date and prior to the Closing located on the Leases or the Unit (“Wells”);

(d) all oil, gas or other Hydrocarbons produced from or attributable to the Leases or the Unit on or after the Effective Time;

(e) to the extent assignable, all easements, rights of way, rights of use, licenses, servitudes, permits, and privileges used solely in connection with the Leases or the Unit (“Easements”);

(f) the platforms, structures and facilities located on the Leases or the Unit, including those listed on Exhibit A-4 (“Facilities”), the equipment, machinery, fixtures and materials located on the Facilities (“Equipment”) and the flowlines located on the Leases or Unit, including those listed on Exhibit A-5;

(g) to the extent assignable and only to the extent they directly relate to the Assets, the contracts, agreements, and instruments identified on Schedule 4.8 (“Contracts”);

(h) all books, records, files, reports and similar documents and materials, including, without limitation, lease records, well records, division order records, well files, title records (including abstracts of title and title curative documents related to the Assets, if any), production records, contract records and correspondence, in each case, to the extent it relates to the Assets and is in the possession and control of Seller, except to the extent covered by attorney-client privilege or constituting a report and other analyses prepared specifically for Seller’s senior management (the “Records”); and

(i) the Reprocessed Seismic Data, subject to the terms and conditions of the Reprocessed Data License Agreement.

All of Seller’s right, title and interest in all of the real and personal properties, rights, titles and interests described in Sections 2.1(a) through 2.1(i) is hereinafter collectively called the “Assets” or, individually, an “Asset”.

2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, Seller specifically excludes the following from this transaction (“Excluded Assets”):

(a) all credits and refunds and all accounts, instruments and general intangibles (as such terms are defined in the Delaware or Louisiana Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time;

(b) all claims of Seller for refunds of or loss carry forwards with respect to (i) ad valorem, severance, production or any other Taxes attributable to any period prior to the Effective Time, (ii) income or franchise Taxes, and (iii) any Taxes attributable to the other rights, properties or interests specifically excluded from this transaction pursuant to this Section 2.2, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including, without limitation, refunds of amounts paid under any gas gathering, processing or transportation agreements;

(c) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time or (ii) any other rights, properties or interests specifically excluded from this transaction pursuant to this Section 2.2;

(d) other than the Reprocessed Seismic Data, all of Seller’s proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;
(e) other than the Reprocessed Seismic Data, all of Seller’s rights and interests in geological and geophysical data pertaining to the Assets;
(f) all documents and instruments of Seller otherwise constituting Records hereunder that may be protected by an attorney-client privilege;
(g) all reserve reports and other analyses prepared specifically for Seller’s management;
(h) data and other information that cannot be disclosed or assigned to Buyer without violation of a confidentiality or similar obligation under an agreement with a Person unaffiliated with Seller;

(i) all audit rights arising under any contract or otherwise with respect to any period prior to the Effective Time or arising under any of the other rights, properties or interests specifically excluded from this transaction pursuant to this Section 2.2;

(j) all corporate and partnership income Tax and other financial records of Seller;
(k) all insurance claims and insurance proceeds of Seller attributable to the Assets; and
(l) any equipment owned by Third Parties and located on the Assets including, but not limited to, meters and other equipment that may be owned by pipeline companies.
Article 3. Purchase Price

3.1 Consideration.    In consideration for the purchase of the Assets and Seller’s representations, warranties, covenants, agreements and indemnities contained in this Agreement and the other Transaction Documents, Buyer agrees to (i) pay to Seller,  Seventy Million, Four Hundred Thousand Dollars ($70,400,000.00) (the “Purchase Price”), subject to adjustment as set forth in Sections 3.2 and 3.3, and (ii) assume the Assumed Obligations.

3.2 Increases in Purchase Price. The Purchase Price shall be increased by an amount equal to the sum of the following amounts (without duplication):

(a) the amount of any costs and expenses (other than Taxes) actually paid by Seller or any of its Affiliates to a Third Party and attributable to owning, operating, producing, maintaining or acquiring the Assets from and after the Effective Time, including capital expenditures and the cost of all billable employees as contemplated in the Transition Services Agreement; provided that such amount shall not include any amounts related to Seller’s or its

Affiliates’ overhead; provided, however, that this subsection (a) shall not include any amounts incurred by Seller from and after the Effective Time until Closing in connection with curing or attempting to cure any breach of any representation or warranty set forth in Article 4 whether or not such breach of representation or warranty is claimed by Buyer;

(b) the value of the following items: (i) all oil, gas and other Hydrocarbons owned by Seller in tanks or plants or on platforms (but excluding the value of linefill and linepack) that is attributable to, or part of, the Assets at the Effective Time to the extent located upstream of the first sales meter point,  (ii) all unsold inventory of gas plant products attributable to the Assets at the Effective Time, each such value with respect to (i) and (ii) to be the market or, if applicable, the contract price in effect as of the Effective Time, but excluding any liquid Hydrocarbons condensed from unprocessed gas or extracted through processing in which Seller does not have title or which has been or is to be conveyed to any gatherer in partial compensation for gathering and processing Hydrocarbons, (iii) if Seller’s aggregate Imbalances of gas as of the Effective Time represent quantities due to Seller, the product of $3.00 per Mcf and the entire amount of such variance, (iv) if the Seller’s aggregate Imbalances of oil as of the Effective Time represent quantities due to Seller, the product of $90.00 per barrel and the entire amount of such variance; and (v) if Seller’s aggregate Imbalances of natural gas liquids as of the Effective Time represent quantities due to Seller, the product of $30.00 per barrel and the entire amount of such variance; and

(c) the amount of any and all prepaid utilities, rentals, deposits and any other prepays (excluding Taxes) applicable to the period on or after the Effective Time that are attributable to the Assets.
3.3 Decreases in Purchase Price. The Purchase Price shall be decreased by an amount equal to the sum of the following amounts (without duplication):

(a) the amount of all proceeds paid to Seller from the sale of production (net of all applicable royalties paid by Seller) and the amount of all other revenues received from Third Parties, in each case attributable to the Assets for periods of time after the Effective Time;

(b) (i) if Seller’s aggregate Imbalances of gas as of the Effective Time represent quantities due to Third Parties, the product of $3.00 per Mcf and the entire amount of such variance,  (ii) if Seller’s aggregate Imbalances of oil as of the Effective Time represent quantities due to Third Parties, the product of $90.00 per barrel and the entire amount of such variance;  and (iii) if Seller’s aggregate Imbalances of natural gas liquids as of the Effective Time represent quantities due to Third Parties, the product of $30.00 per barrel and the entire amount of such variance;

(c) the amount of all proceeds paid or payable to Seller from the sale of any portion of the Assets from and after the Effective Time;
(d) an amount equal to Six Million Five Hundred Thousand Dollars ($6,500,000.00); and

(e) an amount equal to the EI 259 Reduction Amount, if any, as determined pursuant to Section 3.11; provided, however, that (i) such amount shall not be taken into account in the Closing Statement that is delivered pursuant to Section 3.6 and (ii) such amount shall be taken into account in (and included in) the Revised Closing Statement.

The Purchase Price, adjusted as set forth in this Section 3.3 and the preceding Section 3.2, shall be referred to as the “Adjusted Purchase Price.”  For purposes of clarity, no Purchase Price adjustments shall be made pursuant to this Section 3.3 or the preceding Section 3.2 with respect to any right, property or interest that constitutes an Excluded Asset.

3.4 Deposit.  Upon execution of this Agreement (or if this Agreement is executed on a day that is not a Business Day, on the first Business Day following execution of this Agreement), Buyer shall deliver to Seller a deposit equal to ten percent (10%) of the Purchase Price (such amount, the “Performance Deposit”) to assure Buyer’s performance of its obligations hereunder pursuant to such wire instructions as have been provided by Seller to Buyer.  If this Agreement is terminated without a Closing, the distribution of the Performance Deposit shall be governed by the provisions of Section 12.2.

3.5 Payment. At Closing, Buyer shall pay to Seller, in cash by wire transfer of immediately available funds, to the account or accounts designated by Seller, an amount equal to the Closing Payment.

3.6 Closing Statement.  Not later than ten (10) days prior to the anticipated Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) showing Seller’s good faith computation of the Adjusted Purchase Price described in Sections 3.2 and 3.3.  Seller shall provide to Buyer sufficient data and information supporting the amounts reflected on the Closing Statement (and reasonable access to Seller’s personnel, including internal accountants) to permit Buyer to perform or cause to be performed an audit of the Closing Statement, any such audit to be at Buyer’s expense.  Within five (5) days of receipt of the Closing Statement, Buyer shall deliver to Seller a written report containing all changes with a detailed explanation therefor that Buyer proposes to be made to the Closing Statement.  The Closing Statement, as agreed upon by the Parties, shall be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Closing Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Closing Statement delivered by Seller to Buyer pursuant to this Section 3.6, with such adjustments as the Parties have agreed (with any disputed amounts thereafter being resolved by the Revised Closing Statement in accordance with Section 3.8).

3.7 Closing.  The closing of the sale and transfer of the Assets to Buyer as contemplated by this Agreement (the “Closing”) shall take place at the offices of Bracewell & Giuliani LLP, 711 Louisiana Street, Houston, Texas, on the later to occur of  (a)  the third Business Day following the satisfaction or waiver of all conditions or obligations of the Parties set forth in Sections 10.1 and 10.3 (other than those conditions which by their nature cannot be satisfied prior to the Closing Date, but subject to the satisfaction or waiver of such conditions) or (b)  January 15,  2014 (the date on which the Closing occurs is referred to herein as the “Closing Date”).

3.8 Post‑Closing Adjustment.

(a) Revised Closing Statement.  On the date that is ninety (90)  days after the Closing,  Seller shall prepare and deliver to Buyer a revised Closing Statement setting forth the final Adjusted Purchase Price (the “Revised Closing Statement”), which shall be accompanied by all supporting documentation reasonably necessary for Buyer to review and verify any adjustments set forth thereunder.  Seller shall provide to Buyer such additional data and information as Buyer may reasonably request sufficient to verify the amounts reflected on the Revised Closing Statement (and reasonable access to Seller’s personnel, including internal accountants) to permit Buyer to perform or cause to be performed an audit of the Revised Closing Statement, any such audit to be at Buyer’s expense.  The Revised Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is ninety (90) days following receipt thereof by Buyer, unless Buyer gives Notice of its disagreement (“Notice of Disagreement”) to Seller prior to such date, which Notice of Disagreement shall specify in reasonable detail the Dollar amount, nature, and basis of any disagreement so asserted.  If a Notice of Disagreement is received by Seller by the date specified in the immediately preceding sentence, then the Final Settlement Date shall be the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement and (ii) the date upon which the Referee’s Closing Statement (as hereinafter defined) is issued by the Accounting Referee (as hereinafter defined).

(b) Closing Statement Resolution.  During the sixty (60) days following the date on which Seller receives a Notice of Disagreement, Seller and Buyer shall use Reasonable Efforts to attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement.  If at the end of such sixty (60) day period (or earlier by mutual agreement), Buyer and Seller have not reached agreement in writing on such matters, upon any Party’s request, the Parties shall submit the matters that remain in dispute (and only such matters) to  an independent national accounting firm that is selected pursuant to this Section 3.8(b)  (as so ultimately selected, the “Accounting Referee”) for review and final and binding resolution.  The Accounting Referee shall be selected by lot from among the independent national accounting firms that have not represented any Party or its Affiliates at any time during the three‑year period of time immediately preceding its designation hereunder.  Buyer and Seller shall, not later than seven days prior to the hearing date set by the Accounting Referee, each submit a written brief to the Accounting Referee (and a copy thereof simultaneously to the other Party) with Dollar figures for settlement of the disputes as to the amount of the adjustment (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations delivered pursuant to Section 3.8(a).  The hearing will be scheduled as soon as is acceptable to the Accounting Referee, but not earlier than seven days after the date for submission of the settlement briefs, and shall be conducted on a confidential basis.  The Accounting Referee shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and which remain in dispute and the Accounting Referee’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement and the other Transaction Documents.  In deciding any individual disputed matter, the Accounting Referee (i) shall be bound by the provisions of this Section 3.8 and the related definitions and (ii) may not assign a value to any such disputed matter greater than the greatest value for such matter claimed by either Seller or Buyer or less than the smallest value for such matter claimed by Seller or Buyer in their respective calculations delivered pursuant to Section 3.8(a).  The Accounting Referee shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration.  The Accounting Referee shall provide to the Parties an explanation in writing of the reasons for its decisions regarding the amounts disputed in the Notice of Disagreement and shall issue a new closing statement reflecting such decisions (the “Referee’s Closing Statement”).  The decision of the Accounting Referee shall be (i) final and binding on the Parties and (ii) final and non‑appealable for all purposes hereunder.  The fees and expenses of the Accounting Referee under this Section 3.8(b) shall be borne one half by Seller and one half by Buyer. The fees and disbursements of Seller’s independent auditors and other Seller’s costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Seller, and the fees and disbursements of Buyer’s independent auditors and other Buyer’s costs and expenses incurred in connection with Buyer’s preparation of the Notice of Disagreement shall be borne by Buyer.

(c) Final Closing Statement.  As used in this Agreement, the term “Final Closing Statement” shall mean either (i) the Revised Closing Statement described in Section 3.8(a), as prepared by Seller and as may be subsequently adjusted to reflect any subsequent written agreement among the Parties with respect thereto or (ii) if submitted to the Accounting Referee, the Referee’s Closing Statement as defined in Section 3.8(b).

(d) Final Settlement.  If the amount of the Adjusted Purchase Price as set forth in the Final Closing Statement exceeds the amount of the Adjusted Purchase Price set forth in the Closing Statement, then, within five days after the Final Settlement Date, Buyer shall pay to Seller the amount by which the Adjusted Purchase Price as set forth in the Final Closing Statement exceeds the Adjusted Purchase Price set forth in the Closing Statement.  If the amount of the Adjusted Purchase Price as set forth in the Final Closing Statement is less than the Adjusted Purchase Price set forth in the Closing Statement, then Seller shall pay to Buyer, within five days after the Final Settlement Date, the amount by which the Adjusted Purchase Price set forth in the Final Closing Statement is less than the Adjusted Purchase Price set forth in the Closing Statement.  Any such post‑Closing payment made pursuant to this Section 3.8(d) shall be made by means of a wire transfer of immediately available funds to a bank account designated by the Party receiving such funds.

3.9 Allocation of Revenue and Expenses.
(a) After Closing, costs and expenses with respect to the Assets (except as otherwise provided with respect to Taxes) shall, as between the Parties, be allocated as follows:

(i) Except to the extent otherwise reflected in an adjustment to the Purchase Price pursuant to Section 3.2 or 3.3, Seller shall remain entitled to all of the rights of ownership (including the right to receive production and proceeds therefrom), and, except for the Assumed Obligations, shall remain responsible for all charges, costs and expenses, in each case, to the extent attributable to the Assets and periods of time prior to the Effective Time; and

(ii) Except to the extent otherwise reflected in an adjustment to the Purchase Price pursuant to Section 3.2 or 3.3, Buyer shall be entitled to all of the rights of ownership (including the right to receive production and proceeds therefrom), and, except for the Retained Obligations, shall be responsible for all charges, costs and expenses, in each case, to the extent attributable to the Assets and periods of time from and after the Effective Time.

(b) Without duplication of any adjustments made to the Purchase Price pursuant to Section 3.2 or 3.3, should any Party or any of its Affiliates receive after Closing any proceeds or other income to which the other Party is entitled under Section 3.9(a), such Party shall fully disclose, account for, and promptly remit the same to the other Party.

(c) Without duplication of any adjustments made to the Purchase Price pursuant to Section 3.2 or 3.3, should any party pay after Closing any charges, costs or expenses for which the other Party is responsible under Section 3.9(a), such Party shall be reimbursed by the other Party promptly after receipt of such Party’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.

3.10 Purchase Price Allocation.  Each of Seller and Buyer shall allocate the purchase price for the Assets (as determined for applicable Tax purposes) among the Assets within 120 days after the determination of the Final Closing Statement.  Each of the Buyer and Seller shall provide the other with a copy of its allocation, and any information related to the preparation of the allocation, reasonably requested by the other Party, provided, however, the Parties shall not be required to agree on a single allocation and each may file Tax Returns consistent with its own allocation.

3.11 EI 259 Reduction Amount.

(a) If, as of the date that is 90 days after the Closing Date, the sum of (i) the costs and expenses incurred by or on behalf of Seller in connection with performing the work described in the A2 AFE plus (ii) the costs and expenses incurred by or on behalf of Seller in connection with any additional work approved by Buyer and performed on the A-2 Well (x) exceeds $1,800,000, the amount of such excess shall constitute the “A2 Excess Amount” for purposes of this Agreement or (y) is less than $1,800,000, the amount of such shortfall shall constitute the “A2 Shortfall Amount” for purposes of this Agreement.

(b) If, as of the date that is 90 days after the Closing Date, the sum of (i) the costs and expenses incurred by or on behalf of Seller in connection with performing the work described in the Compressor AFE plus (ii) the costs and expenses incurred by or on behalf of Seller in connection with additional work approved by Buyer and performed in order to repair the EI 259B M7 compressor or the base of the compressor  (x) exceeds $750,000, the amount of such excess shall constitute the “C&B Excess Amount” for purposes of this Agreement or (y) is less than $750,000, the amount of such shortfall shall constitute the “C&B Shortfall Amount” for purposes of this Agreement.

(c) If, as of the date that is 90 days after the Closing Date, the sum of the surface maintenance expenditures incurred by or on behalf of Seller between November 1, 2013 21 and the Closing Date that are attributable to the EI 259  B Platform (x) exceeds $2,450,000, the amount of such excess shall constitute the “SM Excess Amount” for purposes of this Agreement or (y) is less than $2,450,000, the amount of such shortfall shall constitute the “SM Shortfall Amount” for purposes of this Agreement.

(d) For purposes of this Agreement, the “EI 259 Reduction Amount” means an amount equal to (A) the lesser of (i) $500,000 and (ii) the sum of the A2 Excess Amount, if any, plus the C&B Excess Amount, if any, plus the SM Excess Amount, if any less (B) the sum of the A2 Shortfall Amount, if any, plus the C&B Shortfall Amount, if any, plus the SM Shortfall Amount, if any; provided, however, that, for purposes of clarity,  (x) the EI 259 Reduction Amount shall be deemed to equal zero if there is no A2 Excess Amount, C&B Excess Amount or SM Excess Amount and (y) in no event shall the EI 259 Reduction Amount be a negative number.

(e) Notwithstanding anything to the contrary contained in this Agreement, any cost or expense that is included in any calculation made pursuant to Section 3.11(a),  (b) or (c) shall not be made in any other calculation made pursuant to Section 3.11(a),  (b) or (c).

(f) The Closing shall not be conditioned on the reestablishment of production on the EI 259 A2 well or successful completion of the repairs on the compressor on the EI 259B Platform, and neither the failure to reestablish such production nor the successful completion of such repairs shall individually or collectively be deemed to have a Material Adverse Effect.

Article 4. Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

4.1 Organization of Seller.    Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and duly qualified, authorized, registered, or licensed and in good standing to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties is such as to require it to be so licensed or qualified.

4.2 Authorization; Enforceability.  Seller has all requisite organizational power and authority to execute and deliver this Agreement and each other Transaction Document to be executed or delivered by Seller and to consummate and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and each other Transaction Document executed or delivered by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Seller, and no other action on the part of Seller is necessary to authorize this Agreement or any other Transaction Document executed or delivered by Seller.  This Agreement has been duly and validly executed and delivered by Seller, each other Transaction Document executed by Seller has been, or when executed will be, duly and validly executed and delivered by Seller, and this Agreement and each other Transaction Document executed by Seller, assuming the execution and delivery by Buyer, constitutes, or when executed and delivered by Seller will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.3 No Conflicts.  Neither the execution, delivery, and performance by Seller of this Agreement and each other Transaction Document executed by Seller nor the consummation by Seller of the transactions contemplated hereby and thereby, do or will (a) conflict with or result in a violation of any provision of the Organizational Documents of Seller, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of acceleration under, any bond, debenture, note, mortgage or indenture to which Seller is a party or by which Seller may be bound, (c) result in the creation or imposition of any Lien on any of the Assets, except for Permitted Encumbrances, or (d) violate any applicable Law binding upon Seller.

4.4 Bankruptcy. There are no bankruptcy or receivership Proceedings pending before any Governmental Authority, being contemplated by or, to the Knowledge of Seller, threatened against Seller.

4.5 Litigation.  Except as set forth on Schedule 4.5, there is no Proceeding pending or, to the Knowledge of Seller, threatened (i) with respect to Seller that would affect the execution, delivery or consummation of this Agreement by Seller or (ii) that otherwise relates to the Assets.  Except as set forth on Schedule 4.5,  Seller is not subject to any outstanding Order, decree or charge that relates to the Assets.

4.6 Approvals.  Except as provided in Section 6.14 or as set forth on Schedule 4.15, other than with respect to consents or approvals of Governmental Authorities customarily obtained subsequent to Closing, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority or of any Third Party is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement, or any other Transaction Document to which Seller is a party or the consummation by Seller of the transactions contemplated hereby and thereby.

4.7 Taxes. Except as set forth on Schedule 4.7,

(a) Seller (i) has timely filed all material Tax Returns with respect to the Assets and all such Tax Returns are true, correct and complete in all material aspects; (ii) has paid all material Taxes with respect to the Assets; (iii) is not currently subject to an extension or waiver of the statute of limitations applicable to any Tax Return or with respect to a Tax assessment or deficiency with respect to the Assets, which period has not yet expired; and (iv) is currently not subject to any Proceeding with respect to Taxes, and no such Proceeding has been threatened, with respect to the Assets.

(b) None of the Assets is held in an arrangement that is treated as a partnership for U.S. federal income tax purposes.

4.8   Contracts.    Schedule 4.8 sets forth a complete and correct list of all amendments or modifications to the Contracts.  True, correct and complete copies of all Contracts have been delivered by Seller to Buyer (including all amendments or modifications thereto) prior to the Execution Date.  Each Contract to which Seller or any Affiliate of Seller is a party constitutes the legal, valid, and binding obligation of Seller or such Affiliate of Seller, as applicable, on the one hand, and, to the Knowledge of Seller, the counterparties thereto, on the other hand, and is enforceable against Seller or such Affiliate of Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).  Neither Seller  nor any Affiliate of Seller, nor, to the Knowledge of Seller, any counterparty thereto, is in, or is alleged to be in, material breach or default of its material obligations under any Contracts.  To the best of Seller’s Knowledge, Schedule 4.8 includes a  complete list of all contracts and agreements (including all amendments and modifications thereto) that encumber or otherwise attach to the Assets and will materially affect the operation of the Assets.

4.9 Imbalances. Schedule 4.9 sets forth all makeup gas obligations and Imbalances associated with the Assets as of the dates set forth on Schedule 4.9.
4.10 Suspense Funds. Schedule 4.10 sets forth, as of the dates set forth on Schedule 4.10, all Suspense Funds.

4.11 Current Commitments.  Schedule A and Schedule B set forth, as of the date of this Agreement, all AFE commitments by Seller to make capital expenditures in excess of one hundred thousand dollars ($100,000) for the repair of the EI 259B M7 compressor and for the EI 259 A-2 coil tubing workover.    There are no AFEs for the repair of the compressor base and there are no supplemental AFEs to capture cost overruns for the work performed pursuant to Schedule A or B.

4.12 Delivery of Hydrocarbons.  Except as set forth on Schedule 4.12,  Seller is not obligated by virtue of any take‑or‑pay payment, advance payment or other similar payment (other than gas balancing arrangements), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable its interests in the Assets at some future time without receiving payment therefor at or after the time of delivery.

4.13 Compliance with Laws and Leases.  Except as set forth on Schedule 4.13 and Schedule 4.14, the ownership and operation of the Assets and the Leases are, and, during the Seller Ownership Period, have been, in compliance in all material respects with all Laws and all Leases. All of the Leases are valid, existing, in full force and effect and are not suspended or subject to suspension or rescission.

4.14 Environmental Matters.  Except as set forth in Schedule 4.14, (i) during the Seller Ownership Period there were no violations of Environmental Laws that would materially affect Buyer’s ownership or operation of the Assets; (ii) no material Proceedings are pending or have been initiated or, to the Knowledge of Seller, threatened under Environmental Laws with respect to the Assets or the operation thereof; (iii) Seller has obtained or filed timely applications for all permits required under applicable Environmental Laws for the operation of the Assets; and (iv)

Seller has made a good faith effort to deliver for review by Buyer all material reports and studies addressing environmental matters relating to the Assets that are in Seller’s possession, have been prepared within the five years preceding the Execution Date, and that are not subject to a valid claim of legal privilege.

4.15 Consents and Preferential Rights.  Except as set forth on Schedule 4.15, other than consents of the type customarily received following the Closing, there are no consents or approvals requested and no preferential purchase rights, rights of first refusal or similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby.

4.16 Decommissioning Obligations. Except as set forth on Schedule 4.16:

(a) there are no Wells that constitute a part of the Properties that have previously been plugged and abandoned in respect of which Seller has received an order from any Governmental Authority requiring that additional plugging and abandonment work be completed with respect to such Wells to the extent such additional work has not been completed prior to the Effective Time; and

(b) Seller has not received an order from any Governmental Authority requiring that any decommissioning activities be performed with respect to Properties that have previously been decommissioned to the extent such decommissioning activities have not been completed prior to the Effective Time.

4.17 Payout Status.  Schedule 4.17, contains a list of the status of any “payout” balance, as of the date set forth on such Schedule, for those Wells that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

4.18 Payment of Royalties.  Except for such items that are being held in suspense as permitted pursuant to applicable Law or the terms of the applicable Contract, Seller has paid in all respects all royalties (including lessor’s royalties), overriding royalties, and other burdens upon, measured by or payable out of production due by Seller with respect to the Assets.

4.19 Downed Structures.  Schedule 4.19, sets forth a complete and accurate list of all platforms and caissons, including related structures and facilities, which are downed and out of service as of the date of this Agreement.

Article 5. Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

5.1 Organization of Buyer.  Buyer is a corporation formed, validly existing and in good standing under the Laws of the State of Delaware.  Buyer is in good standing and duly qualified to do business in each jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification necessary, and, as of Closing, will be qualified to do business and in good standing in each jurisdiction if so required in order to own or operate the Assets.

5.2 Authorization; Enforceability.  Buyer has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to be executed or delivered by Buyer and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each other Transaction Document executed or delivered by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by Buyer, and no other action on the part of Buyer is necessary to authorize this Agreement or any other Transaction Document executed or delivered by Buyer. This Agreement has been duly and validly executed and delivered by Buyer, each other Transaction Document executed by Buyer has been, or when executed will be, duly and validly executed and delivered by Buyer, and this Agreement and each other Transaction Document executed by Buyer, assuming the execution and delivery by Seller, constitutes, or when executed and delivered by Buyer will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

5.3 No Conflict; Consents.  Neither the execution, delivery, and performance by Buyer of this Agreement and each other Transaction Document executed by Buyer nor the consummation by Buyer of the transactions contemplated hereby and thereby, do or will (a) conflict with or result in a violation of any provision of the Organizational Documents of Buyer, or (b) violate any applicable Law binding upon Buyer.

5.4 Litigation.  There are no Proceedings pending or, to the Knowledge of Buyer, threatened with respect to Buyer, that would adversely affect the execution, delivery or consummation of this Agreement by Buyer.

5.5 Securities Law Compliance.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended.  Buyer is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, any applicable state blue sky Laws or any other applicable securities Law without in any way limiting the other terms and provisions of this Agreement.  Buyer has substantial knowledge and experience in financial and business matters and the oil and gas industry such that Buyer is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Assets and is able to bear the economic risks of such investment.

5.6 Approvals.  Other than with respect to consents or approvals of Governmental Authorities customarily obtained subsequent to Closing, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Authority or of any Third Party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement, or any other Transaction Document to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby and thereby.
5.7 Exempt Person. Buyer is an Exempt Person.
5.8 Bankruptcy. There are no bankruptcy or receivership Proceedings pending before any Governmental Authority, being contemplated by or, to the Knowledge of Buyer, threatened against Buyer.
Article 6. Covenants
6.1 Conduct of Business.

(a) Operations before Closing.  Except (A) as otherwise expressly contemplated in this Agreement, (B) as required by applicable Law, (C) as set forth on Schedule 6.1(a), or (D) consented to by Buyer in writing, during the period from the date hereof until the Closing Date:

(i) Seller shall maintain and operate the Assets in the ordinary course of business (for clarity, the work relevant to the EI 259 Reduction Amount is work performed by Nexen in the ordinary course of business);

(ii) Seller shall give written notice to Buyer as soon as is practicable of any written notice received or given by Seller with respect to any breach by Seller of any Lease or Contract; and
(iii) Seller shall maintain the books of account and Records relating to the Assets in the ordinary course of business and in accordance with the usual accounting practices of Seller.

(b) Restricted Activities.  Without limiting the generality or effect of Section 6.1(a) or any other provision of this Section 6.1(b), except as contemplated by this Agreement and the other Transaction Documents, during the period from the date hereof until the Closing Date, Seller shall not:

(i) create or suffer to exist any Lien on any of the Assets (except for Permitted Encumbrances);
(ii) incur obligations with respect to the Assets for which Buyer would be responsible after Closing, other than obligations with respect to the Assets incurred in the ordinary course of business;
(iii) waive, compromise or settle any Proceeding, right or claim that would adversely affect the ownership of any of the Assets after the date hereof;
(iv) violate any Law;

(v) sell, assign, transfer, lease or otherwise dispose of any Assets other than (A) with respect to the sale of immaterial Assets and the sale of Hydrocarbons in the ordinary course of business, (B) with respect to personal property that will be replaced with equivalent property prior to Closing, (C) to the extent resulting from expiration of a Lease or (D) to the extent required by any agreement existing prior to the execution of this Agreement and identified on Schedule 6.1(b)(v);

(vi) enter into any contract or commitment for capital expenditures or the acquisition or construction of fixed assets for which Buyer shall have financial responsibility except in the ordinary course of business;

(vii) amend, modify, terminate, renegotiate or, except as required by its terms, renew, in each case, in any material respect, any Contract, except in the ordinary course of business;

(viii) other than in the ordinary course of business or as it relates to any Consolidated Group, change any material Tax election or material Tax method of accounting or make any new material Tax election or adopt any new material Tax method of accounting; surrender any right to claim a refund of Taxes for which Buyer is entitled pursuant to Section 7.4; or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment with respect to the Assets; or

(ix) agree with any Person, other than Buyer, or commit, whether in writing or otherwise, to do any of the foregoing.

(c) Consent and Procedures.  Buyer’s consent to any action restricted by this Section 6.1 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such reasonable shorter time is specified in Seller’s notice) of Seller’s written notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary during that period.  Notwithstanding anything to the contrary contained in this Agreement, in the event of any situations believed by Seller in good faith to constitute an emergency or as required by any Governmental Authority, Seller may take such action as a prudent operator would take and Seller shall notify Buyer of such action promptly thereafter (but in no event more than twenty-four (24) hours after the commencement of such action).

6.2 Access to Information and the Assets.

(a) Access.  From the date of this Agreement until the Closing, Seller shall afford, and shall cause each of its Affiliates to afford, to Buyer and its authorized Representatives reasonable access, during normal business hours on Business Days and in such manner as not to unreasonably interfere with normal operation of Seller’s or its Affiliates’ business, to the Properties and all other Assets, including daily production reports generated for the benefit of internal management of Seller and (C) the appropriate officers and employees of Seller and its Affiliates.    Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations.  Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to: (i) any information, the disclosure of which would, in Seller’s good faith opinion following consultation with outside counsel, jeopardize any legal privilege against disclosure available to Seller or any of its Affiliates relating to such information or would cause Seller or any of its Affiliates to breach a confidentiality obligation arising under any contract (provided, however, that Seller shall at Buyer’s request use Reasonable Efforts to obtain waivers of such confidentiality obligations); or (ii) any information the disclosure of which would result in a violation of Law.  All requests for information made under this Section 6.2(a) shall be directed to the Person designated in writing by Seller, and all such information provided shall be subject to the Confidentiality Agreement.

(b) Indemnity.  Buyer shall indemnify the Seller Indemnified Parties and their Representatives from and against Losses arising out of or in connection with any site visits or inspections by Buyer and its Representatives under Section 6.2(a), of (i) the Assets and (ii) any other properties of any Seller Indemnified Party, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES OR THEIR REPRESENTATIVES.

6.3 Regulatory Filings.  The Parties agree that, in connection with the execution and performance of this Agreement and the consummation of the transactions contemplated hereby, no filing or notification need be made, and no clearance or approval is required to be obtained, pursuant to the HSR Act.

6.4 Books and Records. From and after the Closing, Seller may retain copies of any or all of the Records.

6.5 Nexen Marks.  Buyer shall, as promptly as practicable, but in any case within sixty (60) days after the approval by BOEM of the assignment of the Leases, eliminate the Nexen Marks from the Assets acquired pursuant to this Agreement, including signage, and provide written verification thereof to Seller promptly after completing such removal and change.

6.6 Further Assurances.    Each Party shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law, contract or otherwise, to consummate the transactions contemplated by this Agreement.  The Parties agree to and shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Transaction Documents in accordance with the terms hereof and thereof.

6.7 Fees and Expenses.    Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.  Seller shall pay and indemnify Buyer for any and all brokerage fee, finders’ fee, commission or other similar forms of compensation arising as a result of undertakings or agreements of Seller or its Affiliates, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement, the Transaction Documents or any agreement or document contemplated hereunder.  Buyer shall pay and indemnify Seller for any and all brokerage fee, finders’ fee, commission or other similar forms of compensation arising as a result of undertakings or agreements of Buyer or any of its Affiliates, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement, the Transaction Documents or any agreement or document contemplated hereunder.

6.8 Non‑Negotiation.  Prior to the earlier of the Closing or the termination of this Agreement, Seller shall not, and Seller shall cause its Affiliates and each of the Representatives of the foregoing Persons not to, directly or indirectly, (i) negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction (a) involving a merger, consolidation, business combination, purchase or disposition of any material or significant amount of the Assets  or (b) if consummated, would result in a breach of this Agreement, (an “Acquisition Transaction”) other than the transactions contemplated by this Agreement or (ii) solicit or initiate negotiations or submissions of proposals or offers in respect to any Acquisition Transaction.

6.9 Assumed Obligations; Retained Obligations.    From and after the Closing Date, but effective as of the Effective Time, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) the Assumed Obligations.    From and after the Closing Date, but effective as of the Effective Time, Seller shall retain and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) the Retained Obligations.    Without limiting the foregoing, with respect to each of the Contracts, Buyer expressly assumes and agrees to perform the obligations of Seller thereunder but only to the extent arising with respect to periods on or after the Effective Time.

6.10 Suspense Funds.  Buyer acknowledges that Suspense Funds may exist that are associated with the Properties.  On the Closing Date, Seller or its respective Affiliates shall assign and transfer any Suspense Funds to Buyer.  Notwithstanding anything contained in this Agreement to the contrary, if Closing occurs, Buyer, from and after Closing, accepts sole responsibility for and agrees to pay all costs and expenses associated with Suspense Funds to the extent that the Suspense Funds delivered to Buyer include such amounts (including any additional fines, penalties or interest (i) that accrue prior to Closing to the extent, but only to the extent, that the Suspense Funds delivered to Buyer include such amounts and (ii) that may accrue after Closing), and Buyer (on behalf of the Buyer Indemnified Parties and their successors and assigns) irrevocably waives any and all claims it may have against Seller associated with the same.  To the extent available, Seller shall provide to Buyer detailed information with respect to (A) payees of such Suspense Funds, (B) the reason for payment of such Suspense Funds and (C) the time period during which such Suspense Funds accrued.

6.11 Seller Bonds, Letters of Credit, and Guarantees.  None of the bonds, letters of credit, and guarantees posted by Seller or any of its Affiliates with any Governmental Authority or Third Party relating to the Assets are to be transferred to Buyer or remain in place for the benefit of Buyer.

6.12 Conveyances.

(a) As to all Leases included in the Assets, Buyer shall be assigned at Closing record title interests as to such Assets; provided, however, with respect to the Southwest-quarter of Block 255, Eugene Island Area from the surface down to the stratigraphic equivalent of 14,245 feet total vertical depth (the “OR Aliquot”), Buyer shall only be assigned operating rights interests in and to such OR Aliquot as may be recognized by the BOEM.

(b) As to all Easements issued by the BOEM, Buyer shall be assigned at Closing all of Seller’s right, title and interest to all such Easements.
6.13 Operatorship Matters. From and after the Closing:

(a) Buyer shall be obligated to operate the Assets from and after the Closing.  Nevertheless, the Parties desire that Nexen Petroleum U.S.A. Inc., the current operator of the Assets, continue to operate the Assets until the Monday following the date BOEM recognizes EPL as operator of the Assets after processing the Form BOEM-1123 (Designation of Operator) in which Nexen designates EPL as Operator of the Assets; and

(b) The terms and conditions of operatorship of the Assets and the marketing and sale of Hydrocarbons from and after the Closing will be governed by the Transition Services Agreement.  Seller shall cause its Affiliate, Nexen Petroleum U.S.A. Inc., to execute the Transition Services Agreement.

6.14 FCC Matters.

(a) Not later than ten (10) Business Days following the full execution of this Agreement, Buyer and Seller shall use Reasonable Efforts to file or cause to be filed with the FCC all appropriate applications with respect to the assignment to Buyer of the FCC Licenses (the “FCC Assignment Applications”).  FCC consent to the FCC Assignment Applications is referred to herein as the “FCC Consent”  The FCC Assignment Applications and any supplemental information furnished in connection therewith shall be in substantial compliance with the Communication Laws or be responsive to a request of the FCC.

(b) Buyer and Seller shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation, filing and prosecution of the FCC Assignment Applications.  Buyer and Seller shall bear their own expenses in connection with the preparation, filing and prosecution of the FCC Assignment Applications.  Buyer and Seller shall each use Reasonable Efforts to prosecute the FCC Assignment Applications and shall furnish to the FCC any documents, materials, or other information reasonably requested by the FCC.  Seller shall cause its Affiliate, Nexen Petroleum U.S.A. Inc. to execute the FCC Assignment Applications and to furnish the information and assistance required of Seller pursuant to this Section 6.14.

6.15 Cooperation.

(a) Buyer shall, at Seller’s cost and expense, cooperate with Seller’s defense of any and all Retained Obligations and the enforcement of any Excluded Asset, including  providing to Seller and its Representatives reasonable access, during normal business hours in form and substance reasonably acceptable to Seller and Buyer, to all (A) the Properties, including the Leases, all lands subject thereto, and all other Assets, (B) Records, together with all financial and operating data and other information, books and Contracts insofar and only insofar as pertaining to the Retained Obligations in the possession or control of Buyer and its Affiliates and directly relating to the Assets, and (C) the appropriate officers and employees of Buyer and its Affiliates, in each case, to the extent necessary or appropriate for such defense or enforcement.

(b) The Parties’ communications with respect to the Retained Litigation is privileged and confidential to the broadest extent allowed by Law, including under the joint defense and common interest privilege.

6.16 Reprocessed Seismic Data. At Closing, the Parties shall execute a Reprocessed Data License Agreement in the form attached at Exhibit “E” to this Agreement

6.17 Financial Statements; Relevant Cooperation.  Seller acknowledges that Buyer and/or its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the Assets in documents and reports filed with the Securities and Exchange Commission by Buyer and its Affiliates pursuant to the Securities Act of 1933, as amended or the Securities Act of 1934, as amended, and that such financial statements may be required to be audited and may need to comply with the requirements of applicable securities Laws (the “Requisite Financial Statement Information”).  At Buyer’s request, Seller will use Reasonable Efforts before and/or after Closing to assist Buyer in obtaining all financial information related to the Assets for periods ending on or prior to the Closing Date that is necessary to enable Buyer or any of its Affiliates to make such filings and reports and to otherwise comply with the requirements of all applicable securities Laws.  Buyer shall be responsible, and obligated to reimburse Seller, for all reasonable third party costs and expenses incurred by Seller associated with obtaining the Requisite Financial Statement Information.  Seller shall provide Buyer reasonable access during the normal business hours to such records (to the extent such information is available) and personnel of Seller and use Reasonable Efforts to provide reasonable access during normal business hours to Seller’s accounting firm, in each case, as Buyer may reasonably request to enable Buyer to make such filings and reports and to otherwise comply with the requirements of all applicable securities laws.

Article 7. Tax Matters
7.1 Responsibility for Filing Tax Returns and Paying Taxes.

(a) With respect to the Assets, (i) Seller shall be responsible for all Non‑Income Taxes owed with respect to the Assets for any Pre‑Effective Time Tax Period and, with respect to any Effective Time Straddle Period, all Non‑Income Taxes attributable to the portion of such Effective Time Straddle Period ending at the Effective Time; (ii) Buyer shall be responsible for all Non‑Income Taxes with respect to the Assets for any Post‑Effective Time Tax Period and with respect to any Effective Time Straddle Period, all Non‑Income Taxes attributable to the portion of such Effective Time Straddle Period beginning after the Effective

Time; (iii) Seller shall be responsible for any Transfer Taxes described in Section 7.5; (iv) Liability for Non‑Income Taxes with respect to the Assets for any Effective Time Straddle Period shall be apportioned as follows:  (A) property and similar ad valorem Taxes shall be apportioned on a ratable daily basis; and (B) all other Taxes shall be apportioned based on an interim closing of the books of Seller as of the Effective Time; (v) Seller shall be responsible for timely remitting all Non‑Income Taxes due with respect to the Assets on or prior to the Closing Date and Buyer shall be responsible for timely remitting all Non‑Income Taxes due with respect to the Assets after the Closing Date, to the relevant Government Authority, and each Party shall reimburse the other Party for their portion of such Taxes paid, in accordance with this Section 7.1(a).  Seller shall be responsible for all Income Taxes with respect to the Assets incurred up to and including the Closing Date.

(b) With respect to the Assets, (i) Seller shall prepare and timely file any Tax Return for Non‑Income Taxes with respect to the Assets required to be filed on or before the Closing Date; (ii) except as required by applicable Law, Buyer shall prepare and timely file all other Tax Returns for Non‑Income Taxes with respect to the Assets required to be filed after the Closing Date, including such Tax Returns for any Pre‑Effective Time Tax Period or Effective Time Straddle Period that are due after the Closing Date; and (iii) Buyer shall prepare and timely file any Tax Return described in clause (ii) for any Pre‑Effective Time Tax Period or Effective Time Straddle Period and shall not file such Tax Returns without Seller’s written consent (not to be unreasonably withheld, conditioned or delayed) after providing Seller a copy thereof reasonably in advance of the due date for filing such Tax Returns.  If Seller disputes any item on such Tax Returns, it shall notify Buyer of such disputed item (or items) and the basis for its objection. The Parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return for Non‑Income Taxes with respect to the Assets is required to be filed. If the Parties cannot resolve any disputed item, the item in question shall be resolved by the Accounting Referee. Buyer and Seller shall each provide the other with all information reasonably necessary to prepare any Non‑Income Tax Return relating to the Assets.

7.2 Responsibility for Tax Audits and Contests.

(a) After the Closing, Buyer shall notify Seller in writing within fifteen (15) days of the receipt of the notice of any proposed assessment or commencement of any Tax audit or administrative or judicial proceeding and of any Tax demand or claim on Buyer or any of its Affiliates that, if determined adversely to the taxpayer or after the lapse of time, could reasonably be grounds for indemnification by Seller pursuant to Section 7.1; provided that failure to timely provide such notice shall not affect the right of Buyer’s indemnification hereunder, except to the extent Seller is prejudiced by such delay or omission.  Such notice shall contain factual information describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax liability.

(b) Seller shall control any Proceeding with respect to any Taxes or Tax Returns relating to or with respect of any Asset (“Tax Audit”) for any item relating solely to a Tax for which Seller is responsible pursuant to Section 7.1(a), and Buyer shall control any other Tax Audit. Neither Buyer nor Seller shall settle any such Tax Audit in a way that would adversely affect the other Party without the other Party’s written consent, which consent the other Party shall not unreasonably withhold, delay or condition.  Buyer and Seller shall each provide the other with all information reasonably necessary to conduct a Tax Audit with respect to Taxes or the transactions contemplated by this Agreement.

7.3 Cooperation on Tax Returns and Tax Proceedings.  Buyer and Seller shall make Reasonable Efforts to cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Proceeding with respect to Taxes imposed on or with respect to the Assets.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  To the extent that a Party is responsible for filing a Tax Return pursuant to Section 7.1(b) but the other Party is required by applicable Law to file such Tax Return, the Parties shall cooperate fully in connection with the filing of such Tax Return.

7.4 Tax Refunds.  Seller shall be entitled to any refund of Taxes for which Seller is responsible pursuant to Section 7.1.  Buyer shall be entitled to any refund of Taxes for which Buyer is responsible pursuant to Section 7.1.  Refunds for a Straddle Period shall be apportioned based on the Taxes for such period that were paid by or on behalf of Buyer and Seller.  The Parties and their respective Affiliates shall reasonably cooperate with the other Party in connection with obtaining any refund of Taxes as set forth in this Section 7.4.  If a Party receives a refund to which the other Party is entitled, the Party receiving the refund shall pay it to the Party entitled to the refund within ten (10) Business Days after such receipt.

7.5 Transfer Taxes.  Seller shall be liable for any state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement (“Transfer Taxes”).  Buyer and Seller shall cooperate to file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and if Buyer is required by Law to pay or remit such Transfer Taxes, Seller shall promptly reimburse Buyer for such Transfer Taxes.  Seller shall assist Buyer in establishing the applicability of any applicable exemptions from Transfer Taxes.

7.6 Post-Closing Actions.    Buyer and Seller shall, and shall cause their Affiliates to, (i) either (x) retain all Records with respect to Tax matters relating to any Tax period prior to the Closing until ninety (90) days after the expiration of the statute of limitation of the respective taxable periods, including extensions thereof, or (y) send such Records described in (x) above to the other Party, and (ii) abide by all record retention agreements entered into with any Governmental Authority and give the other Party reasonable written notice prior to transferring, destroying or discarding any such Books and Records

7.7 Absence of Limitations. Taxes described in this Article 7 shall not be subject to limitation pursuant to Sections 11.2(a) or (b).

Article 8. Title Matters

8.1 Review of Title Records.  Buyer has had the opportunity to perform all of the due diligence it deems necessary with respect to title matters and Seller has fully cooperated with Buyer in those efforts.  SUBJECT TO (I) THIS ARTICLE 8 AND (II) THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE ASSIGNMENT AGREEMENTS AND THE PROVISIONS OF ARTICLE 4, THE CLOSING CERTIFICATE AND ANY RIGHT TO BE INDEMNIFIED UNDER SECTION 11.1, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY WARRANTIES TO ITS TITLE TO ANY OF THE ASSETS IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS OR OTHERWISE, AND BUYER WAIVES FOR ALL PURPOSES ALL OBJECTIONS ASSOCIATED WITH THE TITLE TO THE ASSETS UNDER THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR OTHERWISE.

8.2 Special Warranties of Title. The Assignment Agreements delivered at Closing shall contain a special warranty of title by Seller, subject, however, to the Permitted Encumbrances.
Article 9. Environmental Matters

9.1 Environmental Assessment.  Buyer has had the opportunity to conduct, at its sole risk and expense, an environmental assessment of the Assets and to perform all of the due diligence it deems necessary with respect to environmental matters.  Seller has fully cooperated with Buyer in those efforts. While performing any environmental assessment, Buyer shall, and shall cause its Representatives to, comply with the operator’s environmental and safety rules and policies on the Assets.  Any information that Buyer obtains in connection with such environmental assessment shall be subject to the Confidentiality Agreement.  As soon as possible after Buyer’s receipt thereof, Buyer shall forward to Seller copies of all data and test results derived from Buyer’s environmental assessment.

9.2 WAIVER.  SUBJECT TO (A) SECTION 4.14,  (B) THE CLOSING CERTIFICATE IN RELATION TO SECTION 4.14,  AND (C) ANY RIGHT TO BE INDEMNIFIED UNDER SECTION 11.1 IN RELATION TO A BREACH OF SECTION 4.14, FROM AND AFTER CLOSING, BUYER WAIVES FOR ALL PURPOSES ALL OBJECTIONS ASSOCIATED WITH THE ENVIRONMENTAL AND PHYSICAL CONDITION OF THE PROPERTIES UNDER THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR OTHERWISE.

Article 10. Conditions to Closing; Closing Deliverables

10.1 Conditions of Buyer to Closing.  The obligation of Buyer to consummate the transactions contemplated by this Agreement at Closing is subject to the satisfaction (or waiver in writing by Buyer) of, the following conditions:

(a) Representations, Warranties and Covenants.  (i) Each of the representations and warranties of Seller made in this Agreement (other than the Fundamental Representations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing (as if made at and as of the Closing, except those representations and warranties made as of a specified date, which shall be true and correct in all material respects as of that specified date), (ii) each Fundamental Representation of Seller shall be true and correct in all respects as of the date of this Agreement and as of the Closing (as if made at and as of the Closing, except those representations and warranties that address matters only and as of a specified date, which shall be true and correct as of that specified date)  and (iii)  Seller shall have performed, or complied with (including after giving effect to any cure by Seller of any prior failure to so perform or comply), in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by Seller on or before Closing.

(b) No Proceeding or Injunction.  No Proceeding instituted by a Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.  No provision of any applicable Law and no Order shall be in effect that prohibits or makes illegal the consummation of the Closing.

(c)Material Adverse Effect.  Since the Execution Date, no Material Adverse Effect shall have occurred.

10.2 Closing Deliverables by Seller. At Closing, Seller shall deliver to Buyer the following:
(a) copies of any and all consents received by Seller prior to the Closing Date with respect to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents;

(b) duly executed, acknowledged and witnessed signature page counterparts to each Assignment Agreement, in sufficient duplicate originals to facilitate recording in all appropriate jurisdictions, together with such other forms of assignments of record title ownership or operating rights with respect to the Leases as may be required by BOEM or any other applicable Governmental Authority;

(c) a certificate in the form prescribed by Treasury Regulation Section 1.1445‑2(b)(2) to the effect that Seller (or, if Seller is a disregarded entity, its owner) is neither a disregarded entity nor a foreign person for U.S. federal income tax purposes (the “FIRPTA Certificate”);

(d) a certificate duly executed by an authorized corporate  officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Section 10.1(a) have been fulfilled (the “Seller’s Closing Certificate”);

(e) such forms, assignments, filings and other deliverables necessary to effect the terms of Sections 6.12, 6.13, and, if not already provided, 6.14;

(f) duly executed, acknowledged and witnessed signature page counterparts of all other assignments, filings or notices in such form required by federal or state agencies for the assignment of any Assets, each in sufficient duplicate originals to facilitate submission and recording in all appropriate jurisdictions;

(g) a duly executed signature page counterpart to the Transition Services Agreement; and
(h) a duly executed signature page counterpart to the Reprocessed Data License Agreement.

10.3 Conditions of Seller to Closing.  The obligation of Seller to consummate the transactions contemplated by this Agreement at Closing is subject to the satisfaction (or waiver in writing by Seller) of the following conditions:

(a) Representations, Warranties and Covenants.  (i) Each of the representations and warranties of Buyer made in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing (as if made at and as of the Closing, except those representations and warranties made as of a specified date, which shall be true and correct as of that specified date) and (ii) Buyer shall have performed, or complied with (including after giving effect to any cure by Buyer of any prior failure to so perform or comply), in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before Closing.

(b) No Proceeding or Injunction.  No Proceeding instituted by a Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.  No provision of any applicable Law and no Order shall be in effect that prohibits or makes illegal the consummation of the Closing.

10.4 Closing Deliverables by Buyer. At Closing, Buyer shall deliver (or cause to be delivered) the following:

(a) a duly executed, acknowledged and witnessed signature page counterpart to each Assignment Agreement, in sufficient duplicate originals to facilitate recording in all appropriate jurisdictions together with such other forms of assignments of record title ownership or operating rights with respect to the Leases as may be required by BOEM or any other applicable Governmental Authority;

(b) the Closing Payment by wire transfer of immediately available funds to an account previously designated to Buyer by Seller;

(c) a certificate duly executed by an authorized corporate  officer of Buyer, dated as of the Closing, certifying on behalf of Buyer that the conditions set forth in Section 10.3(a) have been fulfilled (the “Buyer’s Closing Certificate”);

(d) such forms, assignments, filings and other deliverables necessary to effect the terms of Sections 6.12, 6.13, and 6.14;

(e) a duly executed signature page counterpart to the Transition Services Agreement;
(f) a duly executed signature page counterpart to the Reprocessed Data License Agreement; and

(g) duly executed, acknowledged and witnessed signature page counterparts to all other assignments, filings or notices in such form required by federal or state agencies for the assignment of any Assets, each in sufficient duplicate originals to facilitate submission for recording in all appropriate jurisdictions.

10.5 Post-Closing Third Party Consent.In the event that the required consent is not obtained prior to Closing for any Contract listed on Schedule 4.15 (each a “Schedule 4.15 Contract”), Buyer and Seller shall Close without an assignment of such Schedule 4.15 Contract and the Parties shall continue to seek consent after the Closing.  In the event that consent for any Schedule 4.15 Contract is not granted by July 31, 2014, such Schedule 4.15 Contract shall no longer be considered an Asset and Seller shall have no obligations to Buyer with respect to such Contract.

Article 11. Indemnification and Waivers
11.1 Indemnification.

(a) Indemnification by Seller.  From and after Closing, notwithstanding any investigation by or on behalf of Buyer, Seller shall indemnify, defend and hold harmless Buyer, its current and future Affiliates, and each of their respective stockholders, members, partners, directors, managers, officers, employees, agents, consultants, advisers and other Representatives (the “Buyer Indemnified Parties”) from and against any and all Losses incurred or suffered by the Buyer Indemnified Parties as a result of, relating to or arising out of (i) any breach of any representation or warranty made by Seller contained in this Agreement or in any certificate delivered pursuant to Section 10.2(d), (ii) any breach of any covenant or agreement made or to be performed by Seller under this Agreement (iii) the Retained Obligations, and (iv) Section 11.5(e).

(b) Indemnification by Buyer.  From and after Closing, notwithstanding any investigation by or on behalf of Seller, Buyer shall indemnify, defend, and hold harmless Seller, and its current and future Affiliates, and each of their respective stockholders, members, partners, directors, managers, officers, employees, agents, consultants, advisers and other Representatives (the “Seller Indemnified Parties”) from and against any and all Losses incurred or suffered by the Seller Indemnified Parties as a result of, relating to or arising out of (i) any breach of any representation or warranty made by Buyer contained in this Agreement or any certificate delivered pursuant to Section 10.4(c), (ii) the breach of any covenant or agreement made or to be performed by Buyer under this Agreement and (iii) the Assumed Obligations.

11.2 Limitations on Liability.

(a) Deductible.  The Buyer Indemnified Parties shall not be entitled to indemnity under Section 11.1(a)(i) for Losses with respect to any claim for breach of any representation or warranty of Seller (other than Fundamental Representations) until the aggregate amount of all such claims exceeds the Deductible, and thereafter, the Buyer Indemnified Parties shall only be entitled to indemnity for the aggregate amount in excess of the Deductible, subject to the other limitations set forth in this Agreement.

(b) Seller Liability Cap.  Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify Buyer Indemnified Parties under Section 11.1(a)(i), in the aggregate, for an amount of Losses (other than Losses for Fundamental Representations) exceeding an amount equal to fifty percent (50%) of the Purchase Price (the “Seller Liability Cap”).

(c) Survival.

(i) Except as otherwise provided in this Section 11.2(c), the representations and warranties contained in this Agreement shall survive the Closing.  The liability of Seller for the representations and warranties of Seller in this Agreement and the closing certificate delivered by Seller hereunder shall terminate on the date that is eighteen (18) months after the Closing Date;  provided, however, that the liability of Seller for the Fundamental Representations and related representations in the closing certificate of Seller shall survive without time limit.

(ii) The liability of Buyer and Seller for their respective covenants and agreements of Seller and Buyer contained in this Agreement shall survive the Closing without time limit.

(iii) Notwithstanding anything to the contrary in this Agreement, (A) any claim made by any Party must be made in a Notice delivered to the other Party on or prior to the expiration of any applicable survival period and (B) the Liability of Seller for its representations and warranties shall be of no further force and effect after the applicable date of expiration, if any, set forth herein; provided, however, that there shall be no termination of any claim asserted pursuant to this Agreement prior to the applicable expiration date with respect to such a representation or warranty.

(d) Knowledge of Seller.    Between the date of this Agreement and the Closing Date, Seller shall notify Buyer promptly after the discovery by Seller of (x) any fact or circumstance that, to the Knowledge of Seller, causes or would cause any representation or warranty of Buyer contained in this Agreement to be untrue in any material respect on the Closing Date or (y) any fact or circumstance that causes or would cause any representation or warranty of Seller contained in this Agreement to untrue in any material respect on the Closing Date.

(e) Knowledge of Buyer.    Between the date of this Agreement and the Closing Date, Buyer shall notify Seller promptly after the discovery by Buyer of (x) any fact or circumstance that, to the Knowledge of Buyer, causes or would cause any representation or warranty of Seller contained in this Agreement to be untrue in any material respect on the

Closing Date or (y) any fact or circumstance that causes or would cause any representation or warranty of Buyer contained in this Agreement to untrue in any material respect on the Closing Date.

(f) Mitigation.  From and after Closing, each Indemnified Party shall make Reasonable Efforts to mitigate and minimize Losses under or in relation to this Agreement upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable under this Article 11.  Such Indemnified Party shall not be required to incur extraordinary expense or risk to mitigate or minimize any such Losses, unless such expense is paid in full in advance by the Indemnifying Party. If an Indemnified Party fails to so mitigate an indemnifiable Loss under the preceding sentence, the Indemnifying Party shall have no Liability for any portion of such indemnifiable Loss that would reasonably be expected to have been avoided had the Indemnified Party made such efforts.

(g) Materiality.  Notwithstanding anything in this Agreement to the contrary, for purposes of Seller’s indemnification obligations under this Article 11, all of the representations and warranties set forth in this Agreement or any certificate or schedule that are qualified as to “material,” “material respects,” “material adverse effect” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining the amount of Losses resulting from, arising out of or relating to any such breach of representation or warranty, but with such qualification for purposes of determining whether any such breach of representation or warranty occurred.

11.3 Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) Third Party Claim.  If any Person entitled to seek indemnification under this Agreement (an “Indemnified Party”) receives Notice of the assertion or commencement of any claim asserted against an Indemnified Party by a Third Party (“Third Party Claim”), the Indemnified Party shall as soon as reasonably practicable (i) notify the Party obligated to such Indemnified Party (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a Notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served or received with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.

(b) Indemnifying Party.  In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the relevant Claim Notice to notify the Indemnified Party whether it admits or denies its liability to the Indemnified Party with respect to such Third Party Claim.  If the Indemnifying Party admits liability with respect to such Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim only if such Indemnifying Party provides Notice to the Indemnified Party of its election to defend the Indemnified Party against such Third Party Claim at its sole cost and expense within 30 days from the Indemnifying Party’s receipt of the relevant Claim Notice.  The Indemnified Party is authorized, prior to and during such 30 day period, at the expense of the Indemnifying Party (if the Indemnified Party actually is or becomes entitled to indemnification hereunder), to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.  If the Indemnifying Party notifies the Indemnified Party of its desire to defend the Indemnified Party against such Third Party Claims in accordance with the foregoing, then such Indemnifying Party (the “Assuming Indemnifying Party”) shall have the right and the obligation to diligently defend, at its sole cost and expense such Third Party Claim, with counsel selected by the Assuming Indemnifying Party, to a final conclusion or settlement at the discretion of the Assuming Indemnifying Party in accordance with this Section 11.3(b).  The Assuming Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Assuming Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain or impose any obligation, limitation, Liability, sanction or restriction upon the Indemnified Parties or the conduct of any business by the Indemnified Parties.  If requested by the Assuming Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Assuming Indemnifying Party, to cooperate with the Assuming Indemnifying Party and its counsel in contesting any Third Party Claim which the Assuming Indemnifying Party elects to contest, including the making of any related reasonable counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Assuming Indemnifying Party pursuant to this Section 11.3(b), and except in accordance with the preceding sentence the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) Indemnified Party.  If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 11.3(b) or if the Indemnifying Party so elects to defend the Indemnified Party but fails to diligently prosecute or settle such Third Party Claim, then the Indemnified Party shall have the right to defend, and be reimbursed for its cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party.  In such circumstances, the Indemnified Party shall defend the Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Direct Claim.  Any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt Notice thereof, but in any event not later than thirty (30)

days after the Indemnified Party obtains actual knowledge of such Direct Claim; provided, however, failure to timely provide such Notice shall not affect the right of the Indemnified Party to indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.  Such Notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all written background material relevant thereto and shall indicate the estimated amount, if reasonably practicable, of damages that have been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have a period of thirty (30) days within which to respond in writing and to either accept or reject such Direct Claim.  If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party pursuant to the terms and provisions of this Agreement.

11.4 Waiver of Consequential Damages.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER BUYER, SELLER NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY (a) PUNITIVE OR EXEMPLARY DAMAGES OR (b) LOST PROFITS  OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, EXCEPT IN EACH CASE OF THE FOREGOING CLAUSES (a) AND (b), TO THE EXTENT ANY SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY AND ARE OTHERWISE INDEMNIFIABLE OR RECOVERABLE LOSSES UNDER THIS AGREEMENT.

11.5 Waivers and Disclaimers.

(a) Limited Duties. The Parties do not intend that any implied obligation of good faith or fair dealing requires any Party to incur, suffer or perform any act, condition or obligation contrary to the terms of this Agreement or the other Transaction Documents and that it would be unfair, and that they do not intend, to increase any of the obligations of any Party under this Agreement or the other Transaction Documents on the basis of any such implied obligation.

(b) Defects.  Without impairing the other express terms of this Agreement, and the other Transaction Documents, the Assets  are being conveyed and assigned to and accepted by Buyer in their “as is, where is” condition and state of repair, and with all faults and defects (known and unknown, hidden and apparent), without any representation, warranty or covenant of any kind or nature, express, implied or statutory, including, but not limited to, warranties of marketability, quality, condition, conformity to samples, merchantability and/or fitness for a particular purpose.

(c) Waiver of Louisiana Rights in Redhibition. Buyer expressly waives the warranty of fitness for intended purposes or guarantee against hidden or latent redhibitory vices under Louisiana law, including Louisiana Civil Code articles 2520 through 2548, and the warranty imposed by Louisiana Civil Code article 2475; waives all rights in redhibition pursuant to Louisiana Civil Code articles 2520, et seq.; or for restitution or other diminution of the purchase price; acknowledges that this express waiver shall be considered a material and integral part of this sale and the consideration thereof; and acknowledges that this waiver has been brought to the attention of Buyer and explained in detail and that Buyer has voluntarily and knowingly consented to this waiver.

(d) Additional Disclaimers.  Other than the representations and warranties of Seller set forth in this Agreement and the special warranty of title set forth in the Assignment Agreements,  Seller expressly disclaims and negates, and Buyer hereby waives, any Liability or responsibility for, (i) all representations and warranties, express or implied, at law or in equity and (ii) any statement or information orally or in writing made or communicated to Buyer or any of its Representatives before or after the execution of this Agreement, including but not limited to any statement or information orally or in writing made or communicated to Buyer or any of its Representatives by any Representative of Seller or any of its Affiliates, (1) as to the accuracy, materiality or completeness of any data or records delivered to Buyer with respect to the Assets, or (2) concerning the quality or quantity of Hydrocarbon reserves, if any, attributable to the Assets, or the ability of the Assets to produce Hydrocarbons, or the product prices which Buyer is or will be entitled to receive from the sale of any such Hydrocarbons.

(e) Operatorship.   BUYER shall and does hereby agree to release, indemnify, and hold harmless Seller Indemnified Parties from any and all costs, expenses (including reasonable attorneys’ fees), liabilities, claims, demands, and causes of action,of every kind and character, (including claims, demands and causes of action arising in favor of Buyer or brought by any person, governmental agency or entity) for pollution, environmental damage, injury to, illness or death of any person, or for damage to or loss of any property, arising out of Nexen Petroleum U.S.A. Inc. operating the assets between the effective time and the closing date or incident or related to such operatorship during such period or any alleged or actual failure to act as operator during such period.  This release, indemnity, and hold harmless obligation shall apply regardless of the cause of such pollution, environmental damage, injury, illness, death, damage or loss and even though caused in whole or in part by a pre-existing defect, the Seller Indemnified

Parties’ sole or concurrent negligence (either active or passive) or strict liability, or other legal fault of the Seller Indemnified Parties, excluding, however, to the extent (and only to the extent) that any costs, expenses and liabilities are proximately caused by the gross negligence or willful misconduct of any member of the Seller Indemnified Parties.  BUYER shall fully defend THE Seller Indemnified Parties against any such claims, demands or actions at BUYER’s sole expenses, even if the same are groundless.  Notwithstanding anything to the contrary contained in this agreement or any other transaction document, this Section 11.5(E) shall not limit, restrict, or otherwise affect in any way (A) any of seller’s representations, warranties, covenants or agreements contained in thiis agreement or (B) any of buyer’s rights or remedies under this agreement, including, without limitation, buyer’s rights to indemnification under this agreement.

11.6 Exclusive Remedy and Release.  Except with respect to claims for willful misconduct or fraud by or on behalf of a Party and without limiting a Party’s rights pursuant to this Agreement and the other Transaction Documents, the indemnification remedies set forth in this Article 11 shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any and all claims relating to the subject matter of this Agreement, including statutory or other claims arising under any Law.

11.7 Express Negligence Rule.  The indemnification and waiver provisions in this agreement OR ANY TRANSACTION DOCUMENTS shall be enforceable regardless of whether any Person (including the Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification.  Buyer and Seller acknowledge that this statement complies with the express negligence rule and is conspicuous.

Article 12. Termination
12.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
(a) by the mutual consent of Buyer and Seller as evidenced in writing signed by Buyer and Seller;

(b) by either Buyer or Seller, upon Notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non‑appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by Buyer (provided Buyer is not in breach of this Agreement such that such breach together with all other breaches by Buyer has prevented or will prevent the satisfaction of any condition to the obligations of Seller at the Closing), upon Notice to Seller, if there has been a material breach by Seller of any material representation, warranty, covenant or agreement contained in this Agreement that has prevented or will prevent the satisfaction of any condition to the obligations of Buyer at the Closing or if there has been a material breach by Seller of a material covenant or agreement to be performed by Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller on the earlier of (i) the date that is thirty (30) days after Notice thereof from Buyer or (ii) the Outside Date;

(d) by Seller (provided Seller is not in breach of this Agreement such that such breach together with all other breaches by Seller has prevented or will prevent the satisfaction of any condition to the obligations of Buyer at the Closing), upon Notice to Buyer, if there has been a material breach by Buyer of any material representation, warranty, covenant or agreement contained in this Agreement that has prevented or will prevent the satisfaction of any condition to the obligations of Seller at the Closing or if there has been a material breach by Buyer of a material covenant or agreement to be performed by Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer on the earlier of (i) the date that is thirty (30) days after Notice thereof from Seller or (ii) the Outside Date;

(e) by Seller (provided Seller is not in breach of this Agreement such that such breach together with all other breaches by Seller has prevented or will prevent the satisfaction of any condition to the obligations of Buyer at the Closing), upon Notice from Seller to Buyer if the Closing has not occurred by March 31, 2014 (the “Outside Date”;

(f) by Buyer (provided Buyer is not in breach of this Agreement such that such breach together with all other breaches by Buyer has prevented or will prevent the satisfaction of any condition to the obligations of Seller at the Closing) upon Notice from Buyer to Seller if the Closing has not occurred by the Outside Date; or

(g) by Buyer upon Notice to Seller or by Seller upon Notice to Buyer if (i) in either case the transactions contemplated at the Closing have not been consummated by the Outside Date and (ii) each of Buyer and Seller is in breach of this Agreement and, as a result of such breach, neither Buyer nor Seller have the right to terminate this Agreement pursuant to Section 12.1(c),  Section 12.1(d),  Section 12.1(e) or Section 12.1(f) of this Agreement.

12.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 12.1, subject to Section 12.2(b), this Agreement shall become void and of no further force or effect (except for the provisions of Section 1.2,  Section 6.2(b),  Section 6.7, this Article 12,  Article 14 and any applicable definitions set forth in Section 1.1, all of which shall survive and continue in full force and effect indefinitely); provided, however, the Confidentiality Agreement shall not be affected by a termination of this Agreement.

(b) Notwithstanding anything herein to the contrary,  if this Agreement is terminated for any reason other than pursuant to Section 12.1(d),  Seller shall return to Buyer the Performance Deposit in immediately available funds within three Business Days after termination of this Agreement.  If, however, Seller terminates this Agreement pursuant to Section 12.1(d), Seller shall retain the Performance Deposit for the sole account and use of Seller.  Seller’s sole and exclusive remedy in the event Buyer breaches its obligation to consummate the transactions contemplated by this Agreement or any other failure by Buyer prior to Closing to comply with any representation, warranty or covenant herein shall be to terminate this Agreement in accordance with Section 12.1 and retain the Performance Deposit to the extent provided in this Section 12.2(b), it being acknowledged and agreed that Seller waives any right to (A) specifically enforce this Agreement to cause Buyer to consummate such transactions, and (B)  seek any other remedy except as expressly provided in this Section 12.2(b).  Notwithstanding the foregoing, this Section 12.2(b) shall not limit or otherwise affect any remedies of Seller pursuant to or in connection with Sections 6.2(b) and 6.9 of this Agreement or the Confidentiality Agreement that, in each case, expressly survive any termination of this Agreement pursuant to Section 12.2(a).

(c) If Buyer terminates this Agreement pursuant to Section 12.1(c), Buyer shall have all rights and remedies under law and equity.
Article 13. Governing Law; Venue

13.1 Governing Law.  This Agreement shall be governed and construed in accordance with the Laws of the State of Texas, without regard to the Laws that might be applicable under conflicts of laws principles.

13.2 Venue.  Each Party consents to personal jurisdiction in any action brought in the United States federal and state courts located in the State of Texas with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action with respect to any such dispute, controversy, or claim will be determined exclusively in a state or federal district court located in Harris County, Texas.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.

13.3 Waiver of Trial by Jury. EACH OF THE PARTIES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO 46

TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY OTHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Article 14. Other Provisions

14.1 Notices.  All notices and other communications that are required or that may be given pursuant to this Agreement (including notices to change the below information) (“Notice” or “Notices”) shall be (a) sufficient in all respects if given in writing, in English, and delivered by recognized courier service (including registered or certified mail or by overnight delivery, including by Federal Express) or by facsimile to the Party to be noticed pursuant to the contact information below that corresponds with the applicable form of notice and (b) deemed received when actually delivered (as reflected by the courier’s receipt, evidence of delivery or written confirmation of successful transmission, as applicable):

If to Buyer, to:

EPL Oil & Gas, Inc.
919 Milam, Suite 1600
Houston, Texas  77002
Attention:  Mark Gregory
                 V.P. Land
Facsimile:  713.225.7601

If to Seller, to:

Nexen Petroleum Offshore U.S.A. Inc.
945 Bunker Hill Road, Suite 1400

Houston, TX  77024
Attention:  Tom Lee
                 Division Land Manager
Facsimile:  (832) 769-3047

or to such other address or addresses as the Parties may from time to time designate in writing.

14.2 Assignment.  No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

14.3 Like‑Kind Exchange.  Notwithstanding Section 14.2, Buyer and Seller hereby agree that any Party, at its sole expense, may elect a like‑kind exchange under Section 1031 of the Code with respect to the transactions contemplated by this Agreement.  Seller, at its expense, shall have the right at any time prior to the Closing to assign all or a portion of its rights under this Agreement to a “qualified intermediary” (as that term is defined in Treasury Regulations Section 1.1031(k)‑1(g)(4)(iii)) or an “exchange accommodation titleholder” (as that term is defined in Revenue Procedure 2000‑37, 2000‑2 C.B. 308) in order to effectuate the transactions contemplated hereby at such Closing in a manner that will qualify, either in whole or in part, as a like‑kind exchange under Section 1031 of the Code.  Likewise, Buyer, at its expense, shall have the right at any time prior to the Closing to assign all or a portion of its rights under this Agreement to a qualified intermediary or an exchange accommodation titleholder for the same purpose.  In the event that any Party assigns its rights under this Agreement pursuant to this Section 14.3, such Party agrees to notify the other Party in writing of such assignment on or before the Closing attributable to such rights.  Buyer and Seller agree to cooperate to the extent reasonably requested by the other Party in order to effectuate the transactions contemplated hereby as a like‑kind exchange under Section 1031 of the Code; provided that (a) the Closing shall not be delayed or affected by reason of the like-kind exchange; (b) Seller shall indemnify Buyer against any additional costs or liabilities directly incurred by Buyer on account of Seller’s consummation of the transaction through a like-kind exchange; and (c) Buyer shall indemnify Seller against any additional costs or liabilities directly incurred by Seller on account of Buyer’s consummation of the transaction through a like-kind exchange.  Buyer and Seller acknowledge and agree that any assignment of rights under this Agreement to a qualified intermediary or any exchange accommodation titleholder shall not release any Party from, or modify, any of its Liabilities to the other Party under this Agreement, and that no Party represents to any other Party that any particular Tax treatment will be given to any Party as a result thereof.  In no event will any Party be liable to any other Party for any failure of any transaction to qualify for like‑kind treatment under Section 1031 of the Code.

14.4 Rights of Third Parties.  Except for the provisions of Article 11, which may be enforced solely by any applicable Indemnified Party, nothing expressed or implied in this Agreement or in any other Transaction Document is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement or the Transaction Documents.

14.5 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any .pdf or other electronic transmission hereof or signature hereon shall, for all purposes, be deemed originals.

14.6 Entire Agreement.  This Agreement (together with the Disclosure Schedules and Exhibits to this Agreement), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

14.7 Disclosure Schedules.  Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement.  No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules.  No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of Seller or required to be disclosed on the Disclosure Schedules.

14.8 Amendments.  This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

14.9 Publicity.  Prior to Closing, all press releases or other public announcement of any nature whatsoever relating to the existence of this Agreement, the contents hereof or the transactions contemplated hereby, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Seller (not to be unreasonably withheld, conditioned or delayed); provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s or its Affiliate’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party.  If a Party believes it is required to issue or make any such press release or announcement, such Party shall (i) give prompt notice thereof to the other Party, (ii) allow such other Party reasonable opportunity to review and provide comments with respect to the content of such press release or announcement and (iii) use Reasonable Efforts to incorporate any reasonable comment from the other Party prior to any release or announcement.

14.10 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, this Agreement shall be deemed to be automatically amended to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

14.11 Waivers.  Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

14.12 Specific Performance.   Except as otherwise specified in Section 12.2(b), the Parties acknowledge and agree that, without limiting the effect of Section 11.2 or Section 11.6 after Closing, (i) a Party would be irreparably harmed by a breach by the other Party of any of its obligations under this Agreement and (ii) the non‑breaching Party is entitled to injunctive relief, specific performance and other equitable remedies against the breaching Party to enforce the performance by the breaching Party of its obligations under this Agreement and the other Transaction Documents, and the Parties hereby consent and agree to such injunctive relief, specific performance and other equitable remedies.

14.13 Confidentiality Agreement.  Notwithstanding anything to the contrary contained in this Agreement, in the event the Closing occurs, the Parties acknowledge and agree that, effective as of the Closing Date, the Confidentiality Agreement shall terminate and be of no further force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

BUYER:

EPL OIL & GAS, INC.

By:	/s/ Mark A. Gregory
Name:	Mark A. Gregory
Title:	Vice President - Land

Buyer Signature Page to
Purchase and Sale Agreement

SELLER:

NEXEN PETROLEUM OFFSHORE U.S.A. INC.

By:	/s/ Gregg E. Radetsky
Name:	Gregg E. Radetsky
Title:	Vice President, General Counsel

Seller Signature Page to
Purchase and Sale Agreement